UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 11-K

ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2024

Commission File No. 1-9924

__________________________________

A.Full title of the plan and the address of the plan, if different from that of the issuer named below:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Plans Administration Committee
388 Greenwich Street, 15th Floor
New York, NY 10013

B.Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

Citigroup Inc.
388 Greenwich Street
New York, NY 10013

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2024 and 2023
(With Report of Independent Registered Public Accounting Firm Thereon)

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Financial Statements and Supplemental Schedule
December 31, 2024 and 2023
*    Other schedules required by Form 5500 which are not applicable have been omitted

Report of Independent Registered Public Accounting Firm

To the Plan Participants and Plan Administrator
Citi Retirement Savings Plan for Puerto Rico:

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of Citi Retirement Savings Plan for Puerto Rico (the Plan) as of December 31, 2024 and 2023, the related statements of changes in net assets available for benefits for the years ended December 31, 2024 and 2023, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and 2023, and the changes in net assets available for benefits for the years ended December 31, 2024 and 2023, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Accompanying Supplemental Information

The Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2024, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information, is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ KPMG LLP

We have served as the Plan's auditor since 2001.

New York, New York
June 27, 2025

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Net Assets Available for Benefits
December 31, 2024 and 2023

	2024	2023
Assets:
Investments:
Investments, at fair value	$47,563,447	$46,047,423
Investments in fully benefit-responsive investment contracts, at contract value	1,562,409	1,931,253
Total investments	49,125,856	47,978,676
Receivables:
Employer contributions	512,169	542,280
Interest and dividends	20,198	24,156
Receivable for securities sold	5,133	3,632
Participant contributions	—	2,102
Participant loans	603,564	686,750
Total receivables	1,141,064	1,258,920
Total assets	50,266,920	49,237,596
Liabilities:
Payable for securities purchased	2,206	5,666
Other investment liabilities	4,932	42,996
Payable for trustee, administrative fees and other	9,731	14,082
Total liabilities	16,869	62,744
Net assets available for benefits	$50,250,051	$49,174,852
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Statements of Changes in Net Assets Available for Benefits
Years Ended December 31, 2024 and 2023

	2024	2023
Additions to net assets attributable to:
Investment income :
Dividends	$123,573	$144,296
Interest	51,230	64,925
Net appreciation in fair value of investments	5,935,872	6,981,090
Net investment income	6,110,675	7,190,311
Interest income on loans receivable from participants	45,228	37,286
Contributions:
Employer	512,169	542,280
Participants	656,786	673,574
Rollover	—	27,231
Total contributions	1,168,955	1,243,085
Total additions to net assets	7,324,858	8,470,682
Deductions from net assets attributable to:
Distributions to participants	6,183,058	4,346,358
Trustee and administrative expenses	66,601	37,874
Total deductions from net assets	6,249,659	4,384,232
Net increase	1,075,199	4,086,450
Net assets available for benefits at:
Beginning of year	49,174,852	45,088,402
End of year	$50,250,051	$49,174,852
See accompanying notes to financial statements.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

(1)Description of the Plan
The following brief description of the Citi Retirement Savings Plan for Puerto Rico (the Plan) is provided for general information purposes only. Participants should refer to the Plan's Summary Plan Description and legal Plan document for a more complete description of the Plan.
(a)    General
The Plan was established in 2001 and is a defined contribution plan designed to encourage savings on the part of eligible employees. The Plan covers eligible employees of Citibank, N.A., a subsidiary of Citigroup Inc. (the Company), and its affiliates who primarily reside and work in Puerto Rico. Citibank, N.A. is the Plan Sponsor. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA), and the Puerto Rico Internal Revenue Code of 2011, as amended (PRIRC). The Plan is designed to comply with Section 404(c) of ERISA and the related regulations. The Plan provides for participant-directed accounts, which permits a participant or beneficiary to exercise control over the assets in the account and make investment decisions. As a result, the Plan's fiduciaries may be released from liability for any losses that result from the participant's or beneficiary's individual investment decisions.
Banco Popular de Puerto Rico (Banco Popular) is the trustee of the Plan. Bank of New York Mellon is the custodian of the Plan. The Plan is administered by Alight Solutions Inc., a third‑party administrator.
(b)    Eligibility
Eligible employees generally include employees performing services for the Company and employees of participating subsidiaries, who are considered bona fide residents of Puerto Rico or who perform services primarily in Puerto Rico, as defined in the Plan document.
Full-time and part-time employees are eligible to participate on the first day of the first pay period after the participant becomes an employee of the Company.
(c)    Employee Contributions
Eligible employees may defer on a before-tax basis through payroll deductions up to 50% (in 1% increments) of their eligible pay subject to certain legal limitations. Eligible pay generally includes base salary, overtime, commissions, shift differential pay, and periodic incentive bonuses. The minimum annual eligible pay does not exceed the applicable limits permitted by the PRIRC.
Newly hired and rehired eligible employees are automatically enrolled in the Plan at a 6% before-tax contribution rate unless they otherwise enroll themselves or opt out of the Plan. Participants who are automatically enrolled in the Plan, but do not make an investment election, are invested in the Plan’s default investment, which is the Plan’s “target retirement date” fund consistent with the participant’s projected year of retirement. Further, unless the participant elects a different rate, for employees who are automatically enrolled, their contribution rate is automatically increased by 1% annually until they reach a before-tax contribution rate of 15% or reach the maximum statutory dollar contribution limit.
Participants who are age 50 or over by the end of the Plan year are permitted to make additional contributions up to 49% of their eligible pay, known as "catch-up" contributions, up to the applicable statutory limit. There is no automatic enrollment for catch‑up contributions.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

(d)    Employer Contributions
During 2024 and 2023, employer contributions consisted of three components: the Company matching contribution, fixed contribution, and transition contribution.
The Company matching contribution was equal to 100% of the participant’s before-tax contributions up to 6% of the participant’s eligible compensation (up to the annual compensation maximum set by the PRIRC) for eligible employees at all compensation levels. Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the statutory limit. Catch‑up contributions are not subject to matching contributions. Participants must contribute to the Plan to receive Company matching contributions.
A fixed contribution of up to 2% of eligible pay is credited to the Plan accounts of eligible employees whose qualifying annual compensation, as defined in the Plan, is $100,000 or less.
An annual transition contribution is credited to the Plan accounts of certain employees who were eligible to receive benefits under the Plan, the Citigroup Pension Plan, and the Citigroup Ownership Program in 2007, prior to the Plans’ redesign. If an employee’s total benefit opportunity under the three programs was greater than his or her benefit opportunity under the Plan, an additional transition contribution is credited. Participants receiving this transition contribution generally have long service and must be continuously employed by the Company since December 31, 2006.
Matching, fixed, and transition contributions are invested in the same manner as a participant's contributions, or in the Plan's qualified default investment alternative in the absence of such an election.
At December 31, 2024 and 2023, the employer contribution receivable was $0.5 million and $0.5 million, respectively. Company contributions relating to 2024 and 2023 were received and credited to participant accounts during the first quarter of 2025 and 2024, respectively.

(e)    Participant Accounts
The Plan maintains a separate account for each participant, to which contributions, expenses, and investment gains and losses are allocated.
Participants may elect to invest their account balance among the investment fund options offered under the Plan in whole increments of 1%.
A participant may elect to suspend or resume his or her contributions, subject to the Plan’s notice requirements. In addition, a participant may change the rate of his or her contributions, subject to the Plan’s notice requirements, and may elect to change the allocation of future contributions among the funds daily. A participant may also elect to transfer the value of his or her contributions in whole increments of 1% to other Plan investment funds, subject to certain restrictions.
Changes requested by participants are implemented as soon as administratively practicable, in accordance with the Plan document.
(f)    Rollover and Transfer Contributions
The Plan accepts qualifying rollover contributions made by participants in cash from other Puerto Rico qualified plans. However, rollovers from an Individual Retirement Account (IRA) are not permitted under Puerto Rico law. Transfers or rollovers to the Plan may only be made with the

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

approval of the Plan’s management and do not affect any other contributions made by or on behalf of a participant.
There were no rollover contributions into the Plan in 2024. Rollover contributions into the Plan in 2023 amounted to $27,231.
(g)    Investment Options
Plan assets are held in a trust fund and are invested in the investment options offered under the Plan at the direction of Plan participants, in accordance with the Plan document.
Subject to certain restrictions, Plan participants may move a portion or all of their account balances among the Plan’s investment options through a fund transfer, reallocation, or rebalance, generally not more frequently than once every seven calendar days.
Restrictions are subject to change at any time depending on generally applicable Plan rules or the requirements of the funds.
To the extent required by the compliance procedures of a mutual fund to ensure the fund’s adherence to the market timing rules mandated by the Securities and Exchange Commission and upon request by a mutual fund, the Plan may provide reports to the fund detailing Plan participants’ trading activity in that particular fund. The Company also may restrict the ability of certain Plan participants to invest in or divest from the Citigroup Common Stock Fund.
In general, no investment-related transaction costs are associated with the Plan, though the funds have the right to impose redemption fees, should they decide to do so.
The Plan does not directly participate in securities lending programs; however, there are investment funds that engage in securities lending which are available to Plan participants. The investment manager for an investment option determines the terms of, and the extent to which, securities lending is used. Engaging in securities lending is intended to benefit Plan participants investing in such investment offering.
(h)    Vesting
The rights of a participant to his or her own contributions, matching contributions, and any earnings thereon are at all times fully vested and non-forfeitable.
Company fixed and transition contributions, as described in note 1(d), vest according to the following schedule:
•Upon completion of three years of service, any fixed and/or transition contributions made on a participant’s behalf will be immediately vested;
•    If a participant reaches age 55, dies, or becomes disabled while in service;
•    In the case of a full or partial termination of the Plan or complete discontinuance of contributions under the Plan.
Once a participant is vested in his or her Company contributions, those contributions are available for distribution or rollover once he or she leaves the Company or is otherwise eligible to take a distribution, as more fully described in notes 1(k) and 1(l).

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

(i)    Forfeited Accounts
Forfeitures may be used to offset expenses of the Plan. During 2024 and 2023, $1,612 and $2,242, respectively, of forfeitures were used to offset Plan expenses. As of December 31, 2024 and 2023, unallocated forfeitures were $ 399 and $5,418, respectively.
(j)    Loans Receivable from Participants
Subject to the Plan’s provisions and the requirements contained within ERISA and PRIRC, participants may apply for up to two loans from the Plan at a fixed annual interest rate equal to the prime rate, as published in The Wall Street Journal for the fifteenth business day of the month in which the loan application is initiated, plus 1%. Loans may be made for a minimum amount of $1,000, the maximum of which would be the lesser of 50% of the participant’s vested account balance or $50,000, less the highest outstanding loan balance in the previous twelve months. Loans receivable from participants as of December 31, 2024 and 2023 bore interest rates from 4.25% to 9.50%. Loan terms range from 1 to 5 years for general purpose loans or up to 20 years for the purchase of a primary residence.
Loans receivable from participants are valued at unpaid principal plus any accrued but unpaid interest.
Each loan is secured through the vested balance in the participant’s Plan account. If a participant defaults on his or her loan by failing to make timely repayments, the outstanding principal and interest due on the loan is treated as a deemed distribution and reported as a taxable distribution to the participant as soon as administratively practicable in the year of default. If the participant has an outstanding loan and takes a distribution of his or her Plan benefit, the outstanding principal and interest due on the loan is deducted from the account balance before an amount is distributed to the participant.
A participant applying for a loan through the Plan will be charged a $50 loan application fee. The loan application fee is nonrefundable and will be used to offset the administrative expenses associated with the loan. The fee will be deducted from the participant’s Plan account at the time his or her loan request is processed.

(k)    Withdrawals
Prior to termination of employment, a participant may withdraw, subject to the Plan’s notice requirements, all or a portion of the vested value of his or her participant account if the participant has attained age 59½ or becomes totally and permanently disabled, or a certain portion of the value of his or her participant account in the event of demonstrated financial hardship, subject to the Plan’s provisions. Withdrawals to which a participant is entitled are the amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Withdrawals from the Citigroup Common Stock Fund may be paid in either shares of common stock or cash at the discretion of the participant, with the exception of a hardship withdrawal, which must be paid in cash. Fractional shares and withdrawals from other funds are paid in cash.
(l)    Distributions
A participant, after leaving the Company, can have the total of his or her vested account distributed in accordance with the provisions of the Plan.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

If the value of a participant’s account equals or exceeds $7,000, the participant may elect to defer the commencement of his or her distribution until his or her normal retirement age, age 65, or may request a distribution at any time in the form of a lump‑sum payment or installments. The value of this distribution will be based on the value of the participant’s vested account at the valuation date that coincides with the distribution, to the extent administratively practicable. If the value of a participant’s account is less than $7,000, the Plan will distribute the participant’s account upon termination of employment.
Distributions to which a participant is entitled are the vested amounts that can be provided by the contributions and income thereon (including net realized and unrealized investment gains and losses) allocated to each participant’s account, less allocated expenses. Fractional shares and distributions from other funds are paid in cash.
(2)    Summary of Significant Accounting Policies
(a)    Basis of Accounting
The accompanying financial statements have been prepared under the accrual basis of accounting and are displayed in U.S. dollars.
(b)    Use of Estimates
The preparation of the financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires the Plan’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities, changes therein, and disclosure of contingent assets and liabilities at the date the financial statements are prepared. Actual results could differ from those estimates and assumptions. Significant estimates inherent in the preparation of the financial statements include the fair value of investments.
(c)    Investment Valuation and Income Recognition
Investments held by the Plan are generally stated at fair value with the exception of fully benefit-responsive investment contracts, which according to GAAP are stated at contract value.
Equity investments traded on national securities exchanges are valued at their closing market prices. When no trades are reported, they are valued at the most recent reported sale price on the last business day of the year; securities traded in the over the counter market are valued at their last sale or bid price. This includes U.S. and non-U.S. equities in separately managed accounts, and the Citigroup Common Stock Fund.
Mutual funds are valued at the net asset value (NAV) as reported by the underlying fund or its agent. Exchange-traded funds are valued at their last sale price.
Collective trust funds are determined to have readily determinable fair values and valued based on NAV. Participant‑directed redemptions from these collective trust funds generally can be made daily, subject to a Plan imposed 7‑day minimum holding period on investments (other than BNY Mellon Stable Value Fund (Fund) related investments, which have a longer holding period).
Purchases and sales of investments are recorded on a trade-date basis. Securities purchased or sold near year-end may result in payments on these securities not being made or received until after the Plan’s year-end. The amounts of such payments are recorded as payables or receivables as of year-end in the statements of net assets available for benefits. Interest income is recorded as earned on the accrual basis. Dividend income is recorded on the ex-dividend date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

Pending foreign exchange purchases are marked to market based upon year-end forward exchange rates.

(d)    Fair Value of Other Assets and Liabilities
The carrying value of other assets and liabilities approximates fair value because of the short-term nature of these items.
(e)    Payment of Benefits
Benefits are recorded when paid.
(3)    Guaranteed Investment Contracts (GIC)
The Plan’s Fund is a custom investment vehicle that invests in fully benefit‑responsive investment contracts, which are synthetic GICs issued by insurance companies.
The Plan’s GICs consist of the underlying investments, which are fixed-income securities owned directly by the Plan and “wrapper” contracts purchased from the insurance companies. The wrapper contracts guarantee full payment of principal and interest and provide an interest crediting rate of not less than zero. The wrapper contracts amortize the realized and unrealized gains and losses on the underlying fixed income investments over the duration of the investments, through adjustments to the future interest crediting rate. These investments are credited with earnings on the underlying investments and charged for participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.
There are no reserves against contract value for credit risk of the contract issuers or otherwise.
An investment contract is considered fully benefit‑responsive if all of the following criteria are met:
•    The investment contract is between the Fund and the issuer and the contract cannot be sold or assigned.
•    The contract issuer must be obligated to repay principal and interest to participants in the Fund or provide prospective crediting rate adjustments that cannot result in an interest crediting rate less than zero.
•    All permitted participant‑initiated transactions occur at contract value, without limitations.
•    An event that limits the ability of the participant to transact at contract value is not probable.
•    The Fund must allow participants reasonable access to their funds.
The Plan’s management has concluded that the GICs are fully benefit‑responsive investment contracts and has reported such contracts at contract value as shown in the table below:

	2024	2023
Synthetic GICs	$1,562,409	$1,931,253
In addition, the Fund owns units of the Bank of New York Mellon Short‑Term Investment Fund, which serves as the Fund’s short‑term liquidity vehicle, included in the fair value hierarchy table in cash equivalents and short-term investments.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

(4)    Fair Value Measurements
FASB Accounting Standards Codification (ASC) 820, Fair Value Measurement, provides a framework for measuring fair value, which provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:
•    Level 1 – Quoted prices for identical instruments in active markets.
•    Level 2 – Quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model‑derived valuations in which all significant inputs and value drivers are observable in the market.
•    Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.
This hierarchy requires the Plan’s management to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. As required by ASC 820, assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.
The methods described above may produce a fair value measurement that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2024.

	December 31, 2024
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$74,498	$55,865	$130,363
Collective trust funds	—	41,516,419	41,516,419
U.S. equities	1,431,406	—	1,431,406
Non-U.S. equities	1,213,200	—	1,213,200
Mutual funds and other registered investment companies	3,272,059	—	3,272,059
Investments, at fair value	$5,991,163	$41,572,284	$47,563,447

Other investment liabilities	$—	$(4,932)	$(4,932)

The table below categorizes the Plan’s investments by level within the fair value hierarchy as of December 31, 2023.

	December 31, 2023
	Level 1	Level 2	Total
Investments, at fair value:
Cash equivalents and short-term investments	$46,803	$109,588	$156,391
Collective trust funds	—	39,554,575	39,554,575
U.S. equities	1,593,292	—	1,593,292
Non-U.S. equities	1,549,092	—	1,549,092
Mutual funds and other registered investment companies	3,194,073	—	3,194,073
Investments, at fair value	$6,383,260	$39,664,163	$46,047,423

Other investment liabilities	$—	$(42,996)	$(42,996)
There were no transfers or reclassifications of investments between levels within the fair value hierarchy during the years ended December 31, 2024 and 2023, and there were no changes in valuation methodologies used to measure the fair value of the Plan’s investments as of and for the years ended December 31, 2024 and 2023.
(5)    Administrative Expenses
Plan provisions allow for administrative expenses, including, but not limited to, audit fees, custodial and trustee fees, investment manager fees, and recordkeeping fees to be paid by the Plan and allocated to participant accounts. Expenses related to monthly investment service fees and loan fees are charged to participants’ investment balances and are reflected in the value of their participant accounts. These expenses are reported in trustee and administrative expenses in the statements of changes in net assets

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

available for benefits, or if paid by the investment funds, are included in net appreciation in fair value of investments.
Any expenses not borne by the Plan are paid by the Company.
(6)    Risks and Uncertainties
The Plan invests in a variety of investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit, foreign exchange, and overall market volatility risk. Due to the level of risk associated with certain investment securities, it is reasonable to expect that changes in the values of investment securities will occur in the near term and that such changes could materially affect participant account balances and the net assets available for plan benefits.
The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across participant‑directed fund elections. Additionally, the investments within each investment fund option are further diversified into varied financial instruments, with the exception of the Citigroup Common Stock Fund, which primarily invests in the securities of a single issuer. At December 31, 2024 and 2023, approximately 2% of the Plan’s total investments were invested in Citigroup common stock.
Plan investments include a variety of investments that may directly or indirectly invest in securities with contractual cash flows. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.
(7)    Party‑in‑Interest Transactions
Certain Plan investments are units of the Citigroup Common Stock Fund, which consists of common stock issued by the Company. The Plan’s investment in the Citigroup Common Stock Fund was $1.1 million and $0.9 million at December 31, 2024 and 2023, respectively.
The Plan held no direct investments through other investment options in the Company’s common stock at December 31, 2024 and 2023. However, certain of the collective trust funds and mutual funds may have invested in Citigroup common stock if consistent with the fund's objective.
At December 31, 2024 and 2023, the Plan held $55,865 and $109,588, respectively, of the Bank of New York Mellon Short-Term Investment Fund. At December 31, 2024 and 2023, the Plan also held through its investment in synthetic GICs valued at $4,355 and $2,205, respectively, of the Bank of New York Mellon Short-Term Investment Fund.
These transactions qualify as exempt party‑in‑interest transactions.
(8)    Tax Status
The Puerto Rico Department of Treasury (PR Treasury) has determined and informed the Plan by a letter dated September 12, 2014 that the Plan as amended and restated effective January 1, 2012 and related trust are established in accordance with applicable sections of the PRIRC and, therefore, qualify as exempt from taxes under Section 1165(a) of the PRIRC. By letters dated April 29, 2016, the PR Treasury determined and informed the Plan that Amendments 1, 2, and 3 to the Plan meet the applicable requirements of the PRIRC. By letter dated June 2, 2017, the PR Treasury determined and informed the Plan that Amendment 4 to the Plan and the amendment to the Trust Agreement meet the applicable requirements of the PRIRC. On February 5, 2018, the PR Treasury determined and informed the Plan that Amendment 5 to the Plan meets the applicable requirements of the PRIRC. On June 4, 2018, the PR Treasury determined and informed the Plan that Amendment 6 to the Plan meets the applicable requirements of the PRIRC. On July

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

11, 2019, the PR Treasury determined and informed the Plan that Amendment 7 to the Plan meets the applicable requirements of the PRIRC. On November 28, 2023, the PR Treasury determined and informed the Plan that Amendment 8 to the Plan meets the applicable requirements of the PRIRC. On November 18, 2024, the PR Treasury determined and informed the Plan that Amendment 9 to the Plan meets the applicable requirements of the PRIRC. On April 15, 2025, the Plan applied to the PR Treasury for a determination that Amendment 10 to the Plan effective as of January 1, 2024 meets the applicable requirements of the PRIRC.

Although the Plan has been amended (Amendment 10) since receiving the above-referenced determination letters, the Plan's management and the Plan's legal counsel believe that the Plan, as amended, continues to be qualified as tax-exempt and continues to operate in compliance with the applicable requirements of the PRIRC. Therefore, no provision for income taxes is included in the Plan’s financial statements.
GAAP requires the Plan’s management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The Plan's management has concluded that, as of December 31, 2024 and 2023, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements.
The Plan is subject to audits by taxing jurisdictions; however, there are currently no audits for any open tax periods in progress. The Company believes the Plan is no longer subject to tax examination for years prior to 2021.
(9)    Plan Termination
Although it has not expressed any intention to do so, the Plan Sponsor reserves the right under the Plan to amend or discontinue its contributions at any time and to amend or terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, either full or partial, all amounts credited to the impacted participants’ accounts will become 100% vested and, therefore, will not be subject to forfeiture.
(10)    Subsequent Events
The Plan’s management evaluated subsequent events through the date on which the financial statements were issued and determined that, other than those disclosed throughout the financial statements, no additional disclosures were required.
Effective January 1, 2025, Company matching contributions did not exceed the lesser of the participant’s contribution or 6% of the participant’s eligible compensation up to the Company limits of $200,000.
(11)    Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of amounts reported in the financial statements to amounts reported on Form 5500 as of and for the years ended December 31, 2024 and 2023:

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Notes to Financial Statements
December 31, 2024 and 2023

	2024	2023
Net assets available for benefits per the financial statements	$50,250,051	$49,174,852
Adjustment from contract value to fair value for fully benefit-responsive investment contracts	(120,148)	(135,437)
Net assets available for benefits per Form 5500	$50,129,903	$49,039,415

Net increase in net assets available for benefits per the financial statements	$1,075,199	$4,086,450
Prior year adjustment from contract value to fair value for fully benefit-responsive investment contracts	135,437	165,495
Current year adjustment from contract value to fair value for fully benefit-responsive investment contracts	(120,148)	(135,437)
Net increase in net assets per Form 5500	$1,090,488	$4,116,508
16

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value

	Cash equivalents and short-term investments:
	Australian Dollar					$2
	Canadian Dollar					19
	Euro					30
	Hong Kong Dollar					17
	Indian Rupee					118
	Japanese Yen					50
	New Zealand Dollar					1
	Norwegian Krone					17
	Pound Sterling					4
	U.S. Dollar					74,232
	Vietnam Dong					8
*	Collective U.S. Gov't STIF 15					55,865
	Total cash equivalents and short-term investments					$130,363

	Collective trust funds:
	BlackRock LifePath Index 2030 Fund F			28,817		$927,228
	BlackRock LifePath Index 2035 Fund F			18,465		601,346
	BlackRock LifePath Index 2040 Fund F			74,386		2,811,393
	BlackRock LifePath Index 2045 Fund F			44,268		1,635,350
	BlackRock LifePath Index 2050 Fund F			50,753		1,586,876
	BlackRock LifePath Index 2055 Fund F			10,630		435,710
	BlackRock LifePath Index 2060 Fund F			1,375		32,818
	BlackRock U.S. Debt Index Fund F			140,099		4,683,232
	BlackRock LifePath Index Retirement Fund F			23,523		627,114
	BlackRock MSCI ACWI ESG Focus Index Fund F			8,334		164,089
	BlackRock EAFE Equity Index Fund F			77,120		4,472,540
	BlackRock Emerging Markets Index Fund F			129,324		1,740,291
	BlackRock Roll Select Commodity Index Fund F			11,678		156,636
	BlackRock Russell 1000 Growth Fund F			7,869		627,124
	BlackRock Russell 1000 Value Fund F			654		37,450
	BlackRock Russell 2000 Index Fund F			14,215		1,060,835
	BlackRock Russell 3000 Index Fund F			36,263		4,379,838
	BlackRock Mid Capitalization Equity Index Fund F			18,686		3,038,463
	BlackRock U.S Treasury Inflation Protected Securities Fund F			19,726		481,615
	BlackRock Equity Index Fund F			92,489		11,470,181
	Fidelity FIAM Concentrated Emerging Markets			3,170		165,964
	LS CIT Core Plus Fixed Income			2,861		47,088
	Schroder Collective Investment Trust			20,932		333,238
	Total collective trust funds					$41,516,419

	U.S. equities:
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
10X Genomics Inc			2		$35
A10 Networks Inc			5		85
Aaon Inc			2		236
Abacus Global Management Inc			14		109
Abercrombie & Fitch Co			4		624
Academy Sports & Outdoors Inc			6		344
Acadia Healthcare Co Inc			6		251
Acadia Pharmaceuticals Inc			2		32
Aci Worldwide Inc			3		179
Adapthealth Corp			19		181
Addus Homecare Corp			9		1,139
Adeia Inc			30		419
Adma Biologics Inc			8		137
Adtalem Global Education Inc			4		328
Advanced Energy Industries Inc			1		91
Affiliated Managers Group Inc			1		94
Agilysys Inc			7		912
Agios Pharmaceuticals Inc			2		62
Agree Realty Corp			41		2,866
Akero Therapeutics Inc			3		75
Alexandria Real Estate Equitie			18		1,709
Allegro Microsystems Inc			37		817
Allison Transmission Holdings			2		187
Alpha Metallurgical Resources			—		89
American Eagle Outfitters Inc			31		517
American Healthcare Reit Inc			8		241
American Homes 4 Rent			42		1,574
American States Water Co			5		410
American Tower Corp			7		1,248
Americold Realty Trust Inc			5		100
Ameris Bancorp			16		977
Amicus Therapeutics Inc			5		46
Amphastar Pharmaceuticals Inc			6		230
Api Group Corp			8		291
Applied Industrial Technologie			1		284
Arcbest Corp			—		19
Arcellx Inc			1		75
Archrock Inc			13		312
Arrow Electronics Inc			2		260
Arvinas Inc			3		57
Asbury Automotive Group Inc			—		67
Asgn Inc			1		104
Ashland Inc			2		176
Ati Inc			5		248
Atlas Energy Solutions Inc			2		41
Atlassian Corp			31		7,590
Atmus Filtration Technologies			13		512
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aurora Innovation Inc			6		40
Avidity Biosciences Inc			4		121
Avnet Inc			11		558
Axcelis Technologies Inc			5		382
Axos Financial Inc			4		280
Axsome Therapeutics Inc			4		349
Azek Co Inc/The			6		295
Azz Inc			3		238
Badger Meter Inc			1		151
Balchem Corp			1		141
Baldwin Insurance Group Inc/Th			7		259
Bancorp Inc/The			3		165
Beam Therapeutics Inc			1		22
Beazer Homes Usa Inc			12		340
Belden Inc			6		658
Bellring Brands Inc			11		818
Benchmark Electronics Inc			5		233
Bgc Group Inc			59		538
Bj's Wholesale Club Holdings I			10		899
Blackbaud Inc			2		115
Blackline Inc			1		56
Bloomin' Brands Inc			2		28
Blue Owl Capital Corp			18		274
Blue Owl Capital Inc			9		202
Blueprint Medicines Corp			2		168
Boise Cascade Co			1		125
Booz Allen Hamilton Holding Co			1		167
Box Inc			4		113
Boyd Gaming Corp			8		547
Brady Corp			4		270
Braze Inc			3		120
Bridgebio Pharma Inc			21		588
Bright Horizons Family Solutio			1		109
Brinker International Inc			1		99
Brink's Co/The			7		672
Broadridge Financial Solutions			1		129
Brunswick Corp/De			1		49
Builders Firstsource Inc			1		73
Bwx Technologies Inc			1		158
Bxp Inc			25		1,830
Byline Bancorp Inc			10		293
Cabot Corp			2		161
Caci International Inc			—		47
Cactus Inc			3		198
Cadence Bank			7		231
Cadre Holdings Inc			2		51
Caesars Entertainment Inc			14		480
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Caleres Inc			25		572
	Camden Property Trust			17		1,921
	Carpenter Technology Corp			1		123
	Cars.Com Inc			26		459
	Carvana Co			1		120
	Casella Waste Systems Inc			2		198
	Casey's General Stores Inc			—		194
	Castle Biosciences Inc			24		651
	Catalyst Pharmaceuticals Inc			17		354
	Cavco Industries Inc			—		171
	Cbiz Inc			3		211
	Ccc Intelligent Solutions Hold			24		279
	Celldex Therapeutics Inc			2		62
	Centrus Energy Corp			1		57
	Champion Homes Inc			1		124
	Championx Corp			38		1,024
	Charles River Laboratories Int			—		71
	Chart Industries Inc			11		2,011
	Choice Hotels International In			—		35
	Chord Energy Corp			6		650
	Churchill Downs Inc			1		154
	Cirrus Logic Inc			1		144
*	Citigroup Inc			16,072		1,131,289
	Civitas Resources Inc			14		664
	Clean Harbors Inc			1		202
	Cleanspark Inc			3		25
	Clearwater Analytics Holdings			24		649
	Cno Financial Group Inc			21		786
	Cnx Resources Corp			4		145
	Coca-Cola Consolidated Inc			—		351
	Collegium Pharmaceutical Inc			25		725
	Columbia Banking System Inc			13		343
	Comfort Systems Usa Inc			—		90
	Commercial Metals Co			27		1,335
	Commvault Systems Inc			2		285
	Concentra Group Holdings Paren			2		39
	Concentrix Corp			5		223
	Conmed Corp			—		34
	Consol Energy Inc			1		103
	Core & Main Inc			1		36
	Corvel Corp			3		279
	Coupang Inc			346		7,610
	Cousins Properties Inc			77		2,363
	Crane Co			1		168
	Crinetics Pharmaceuticals Inc			4		189
	Crocs Inc			1		93
	Csw Industrials Inc			1		294
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Cto Realty Growth Inc			17		344
Cubesmart			17		739
Curtiss-Wright Corp			4		1,452
Cytokinetics Inc			3		141
Darling Ingredients Inc			17		587
Deckers Outdoor Corp			1		147
Denali Therapeutics Inc			23		469
Dick's Sporting Goods Inc			1		148
Digital Realty Trust Inc			34		5,982
Digitalbridge Group Inc			9		105
Digitalocean Holdings Inc			17		565
Dime Community Bancshares Inc			8		256
Diodes Inc			2		149
Disc Medicine Inc			1		69
Domino's Pizza Inc			—		84
Donnelley Financial Solutions			2		141
Doubleverify Holdings Inc			32		609
Douglas Emmett Inc			70		1,291
Duolingo Inc			1		310
Dycom Industries Inc			9		1,508
Dynatrace Inc			3		160
Dyne Therapeutics Inc			2		44
Eagle Materials Inc			1		240
Eastgroup Properties Inc			7		1,201
Ecovyst Inc			23		175
Element Solutions Inc			12		303
Elf Beauty Inc			1		145
Emcor Group Inc			—		155
Empire State Realty Trust Inc			58		600
Employers Holdings Inc			4		214
Enact Holdings Inc			10		314
Encompass Health Corp			17		1,543
Endeavor Group Holdings Inc			7		221
Enersys			15		1,404
Ensign Group Inc/The			3		366
Entegris Inc			7		714
Eplus Inc			1		51
Equinix Inc			9		8,056
Equity Lifestyle Properties In			61		4,085
Equity Residential			42		2,995
Esab Corp			3		306
Essential Properties Realty Tr			43		1,354
Essex Property Trust Inc			9		2,638
Euronet Worldwide Inc			2		177
Evolent Health Inc			26		287
Exact Sciences Corp			17		951
Exelixis Inc			7		225
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Exlservice Holdings Inc			7		309
Expand Energy Corp			1		99
Extra Space Storage Inc			26		3,920
Extreme Networks Inc			2		41
Fair Isaac Corp			—		223
Farmland Partners Inc			51		595
Federal Agricultural Mortgage			5		930
Federal Realty Investment Trus			21		2,383
Federal Signal Corp			3		257
Ferguson Enterprises Inc			33		5,690
First Advantage Corp			24		452
First American Financial Corp			6		348
First Industrial Realty Trust			23		1,165
First Merchants Corp			18		715
Firstcash Holdings Inc			6		607
Fluor Corp			1		53
Fnb Corp/Pa			65		959
Forestar Group Inc			5		132
Formfactor Inc			2		97
Fortinet Inc			1		67
Four Corners Property Trust In			39		1,069
Frontdoor Inc			16		860
Frontview Reit Inc			26		464
Fti Consulting Inc			2		456
Globus Medical Inc			4		338
Golub Capital Bdc Inc			14		217
Grand Canyon Education Inc			5		798
Granite Construction Inc			6		532
Graphic Packaging Holding Co			38		1,034
Green Brick Partners Inc			2		131
Griffon Corp			8		548
Group 1 Automotive Inc			1		581
Gulfport Energy Corp			2		458
Gxo Logistics Inc			3		120
H&R Block Inc			3		171
Hackett Group Inc/The			6		195
Haemonetics Corp			7		533
Halozyme Therapeutics Inc			9		432
Hamilton Lane Inc			1		80
Hancock Whitney Corp			8		426
Healthpeak Properties Inc			19		381
Helix Energy Solutions Group I			24		223
Herc Holdings Inc			—		59
Heritage Commerce Corp			15		145
Hexcel Corp			1		34
Highwoods Properties Inc			13		383
Hilton Grand Vacations Inc			2		84
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hims & Hers Health Inc			1		30
Home Bancshares Inc/Ar			9		260
Host Hotels & Resorts Inc			56		989
Huron Consulting Group Inc			9		1,162
Ideaya Biosciences Inc			2		63
Immunovant Inc			15		383
Impinj Inc			1		106
Insmed Inc			34		2,379
Installed Building Products In			2		272
Interdigital Inc			7		1,330
Interparfums Inc			1		71
Intra-Cellular Therapies Inc			12		967
Invitation Homes Inc			42		1,333
Ionis Pharmaceuticals Inc			3		118
Ionq Inc			2		70
Iovance Biotherapeutics Inc			70		521
Iridium Communications Inc			7		191
Iron Mountain Inc			6		626
Jamf Holding Corp			25		355
Janus International Group Inc			31		229
Janux Therapeutics Inc			—		13
Kadant Inc			1		259
Kelly Services Inc			18		253
Kemper Corp			4		259
Kimco Realty Corp			118		2,773
Kinsale Capital Group Inc			—		36
Kirby Corp			1		131
Kite Realty Group Trust			28		702
Knife River Corp			2		232
Kosmos Energy Ltd			49		167
Krystal Biotech Inc			1		86
Kulicke & Soffa Industries Inc			1		34
Kymera Therapeutics Inc			3		122
Ladder Capital Corp			32		361
Lamar Advertising Co			5		621
Landstar System Inc			—		77
Lantheus Holdings Inc			7		616
Laureate Education Inc			37		684
Lazard Inc			26		1,356
Lemaitre Vascular Inc			1		105
Leonardo Drs Inc			3		106
Liberty Energy Inc			4		73
Liberty Media Corp-Liberty Liv			2		158
Life Time Group Holdings Inc			42		928
Lifestance Health Group Inc			61		447
Light & Wonder Inc			3		271
Lincoln Electric Holdings Inc			1		132
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lincoln National Corp			33		1,048
Lindblad Expeditions Holdings			26		310
Linde Plc			8		3,377
Littelfuse Inc			—		44
Liveramp Holdings Inc			9		283
Loar Holdings Inc			—		36
Louisiana-Pacific Corp			8		878
Ltc Properties Inc			15		520
Lulu's Fashion Lounge Holdings			39		44
Macom Technology Solutions Hol			2		248
Madrigal Pharmaceuticals Inc			—		99
Magnite Inc			45		718
Manhattan Associates Inc			1		217
Mara Holdings Inc			5		86
Matador Resources Co			3		183
Matson Inc			2		232
Mattel Inc			8		146
Medical Properties Trust Inc			60		236
Medpace Holdings Inc			—		88
Mercadolibre Inc			6		10,987
Merchants Bancorp/In			4		156
Merit Medical Systems Inc			3		293
Meritage Homes Corp			2		344
Microstrategy Inc			—		77
Mid-America Apartment Communit			17		2,612
Mirum Pharmaceuticals Inc			2		64
Mks Instruments Inc			1		121
Modine Manufacturing Co			15		1,751
Molina Healthcare Inc			—		91
Monolithic Power Systems Inc			—		56
Monte Rosa Therapeutics Inc			3		20
Moog Inc			—		26
Mp Materials Corp			9		141
Mr Cooper Group Inc			3		264
Msa Safety Inc			1		106
Mueller Industries Inc			1		65
Mueller Water Products Inc			48		1,080
Murphy Usa Inc			1		462
Myr Group Inc			6		912
Natera Inc			12		1,924
National Bank Holdings Corp			9		380
Neurocrine Biosciences Inc			1		108
Newmark Group Inc			49		628
Nexstar Media Group Inc			4		661
Nextracker Inc			1		36
Nnn Reit Inc			46		1,866
Northeast Bank			3		282
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Npk International Inc			24		181
Nurix Therapeutics Inc			3		51
Nutanix Inc			4		233
Nuvalent Inc			1		94
Oceanfirst Financial Corp			10		190
Olaplex Holdings Inc			95		164
Old National Bancorp/In			19		410
Olin Corp			3		101
Ollie's Bargain Outlet Holding			1		92
Onemain Holdings Inc			11		599
Onto Innovation Inc			2		301
Option Care Health Inc			7		156
Ormat Technologies Inc			1		48
Oscar Health Inc			4		55
Osi Systems Inc			3		565
Outfront Media Inc			28		498
Palomar Holdings Inc			2		186
Parsons Corp			12		1,131
Patrick Industries Inc			2		144
Patterson-Uti Energy Inc			53		439
Paylocity Holding Corp			1		168
Payoneer Global Inc			30		305
Peapack-Gladstone Financial Co			8		240
Pediatrix Medical Group Inc			19		247
Pegasystems Inc			1		79
Pennymac Financial Services In			5		487
Penumbra Inc			1		158
Perdoceo Education Corp			17		442
Performance Food Group Co			17		1,466
Permian Resources Corp			10		138
Photronics Inc			14		341
Pinnacle Financial Partners In			9		1,074
Pliant Therapeutics Inc			2		32
Pool Corp			—		47
Portland General Electric Co			22		969
Post Holdings Inc			2		248
Praxis Precision Medicines Inc			1		61
Preferred Bank/Los Angeles Ca			5		457
Prestige Consumer Healthcare I			2		122
Pricesmart Inc			5		445
Primerica Inc			—		125
Primoris Services Corp			7		536
Privia Health Group Inc			48		935
Procept Biorobotics Corp			—		25
Progress Software Corp			16		1,053
Prologis Inc			73		7,759
Ptc Inc			1		239
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ptc Therapeutics Inc			2		87
Public Storage			4		1,266
Pure Storage Inc			—		27
Pvh Corp			8		871
Q2 Holdings Inc			3		304
Qualys Inc			1		85
Quanex Building Products Corp			28		678
Qxo Building Products Inc			9		868
Radnet Inc			18		1,239
Rambus Inc			8		399
Range Resources Corp			3		117
Rayonier Inc			46		1,208
Rbc Bearings Inc			—		140
Realty Income Corp			17		929
Red Rock Resorts Inc			1		45
Redwood Trust Inc			37		245
Regal Rexnord Corp			8		1,204
Regency Centers Corp			20		1,458
Reliance Worldwide Corp Ltd			42		131
Remitly Global Inc			36		820
Repligen Corp			1		139
Replimune Group Inc			9		109
Resideo Technologies Inc			10		227
Revolution Medicines Inc			2		98
Rexford Industrial Realty Inc			61		2,367
Rhythm Pharmaceuticals Inc			1		55
Rli Corp			1		114
Rlj Lodging Trust			58		588
Rocket Lab Usa Inc			2		61
Rocket Pharmaceuticals Inc			2		21
Rpm International Inc			2		234
Rush Street Interactive Inc			9		123
Ryan Specialty Holdings Inc			1		75
Ryman Hospitality Properties I			7		708
Saia Inc			1		270
Sba Communications Corp			7		1,367
Scholar Rock Holding Corp			3		146
Select Medical Holdings Corp			3		55
Select Water Solutions Inc			21		278
Servicetitan Inc			2		207
Shift4 Payments Inc			2		237
Simon Property Group Inc			12		2,063
Simply Good Foods Co/The			13		510
Simpson Manufacturing Co Inc			2		249
Siteone Landscape Supply Inc			2		226
Sitime Corp			5		1,007
Six Flags Entertainment Corp			7		318
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Skyward Specialty Insurance Gr			4		199
Slm Corp			49		1,340
Soleno Therapeutics Inc			1		26
Southstate Corp			3		252
Southwest Gas Holdings Inc			15		1,070
Springworks Therapeutics Inc			22		799
Sprout Social Inc			18		548
Sprouts Farmers Market Inc			4		517
Sps Commerce Inc			1		252
Spx Technologies Inc			9		1,248
Stag Industrial Inc			37		1,263
Stagwell Inc			33		218
Sterling Infrastructure Inc			8		1,318
Steven Madden Ltd			10		444
Stifel Financial Corp			11		1,128
Stonex Group Inc			6		549
Stride Inc			13		1,316
Summit Materials Inc			24		1,202
Sun Communities Inc			20		2,505
Taylor Morrison Home Corp			30		1,829
Td Synnex Corp			7		813
Tegna Inc			25		456
Teledyne Technologies Inc			1		284
Tenable Holdings Inc			2		77
Tenet Healthcare Corp			2		268
Texas Roadhouse Inc			1		194
Tg Therapeutics Inc			1		27
Thryv Holdings Inc			2		27
Tko Group Holdings Inc			18		2,574
Topbuild Corp			1		194
Toro Co/The			1		101
Transmedics Group Inc			1		64
Travel + Leisure Co			1		69
Trex Co Inc			1		90
Trinet Group Inc			1		83
Ufp Industries Inc			2		247
Ufp Technologies Inc			1		181
Ultra Clean Holdings Inc			11		394
Ultragenyx Pharmaceutical Inc			3		115
Umb Financial Corp			14		1,589
United Parks & Resorts Inc			1		52
Universal Corp/Va			5		252
Universal Health Services Inc			2		343
Upwork Inc			14		228
Urban Edge Properties			27		580
Utz Brands Inc			13		201
Valmont Industries Inc			1		345
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Valvoline Inc			3		92
Varonis Systems Inc			32		1,413
Vaxcyte Inc			5		443
Veeco Instruments Inc			2		50
Ventas Inc			71		4,191
Vera Therapeutics Inc			3		120
Verint Systems Inc			10		262
Verra Mobility Corp			40		972
Vertex Inc			13		679
Vertiv Holdings Co			2		253
Vesync Co Ltd			301		205
Viking Therapeutics Inc			11		436
Viper Energy Inc			23		1,139
Vishay Intertechnology Inc			34		568
Visteon Corp			1		119
Vital Farms Inc			21		786
Vontier Corp			6		227
Vornado Realty Trust			22		919
Voya Financial Inc			6		428
Warrior Met Coal Inc			2		93
Watsco Inc			—		88
Watts Water Technologies Inc			1		261
Webster Financial Corp			13		694
Welltower Inc			22		2,797
Wesco International Inc			7		1,283
West Pharmaceutical Services I			—		66
Weyerhaeuser Co			49		1,369
Willscot Holdings Corp			5		166
Wingstop Inc			1		328
Wintrust Financial Corp			15		1,809
Woodward Inc			2		305
World Kinect Corp			33		896
Wynn Resorts Ltd			1		73
Xencor Inc			4		86
Xpo Inc			1		116
Yum China Holdings Inc			35		1,691
Zebra Technologies Corp			—		154
Zions Bancorp Na			7		363
Zurn Elkay Water Solutions Cor			29		1,084
Total U.S. equities					$1,431,406

Non-U.S. equities:
3I Group Plc			319		$14,240
A2 Milk Co Ltd/The			17		61
A2A Spa			74		163
Aalberts Nv			5		163
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Abb India Ltd			10		811
Abb Ltd			100		5,396
Abc-Mart Inc			7		137
Academedia Ab			60		365
Accelleron Industries Ag			14		697
Accton Technology Corp			50		1,170
Adastria Co Ltd			3		71
Adentra Inc			10		254
Adesso Se			1		101
Adriatic Metals Plc			131		315
Ad-Sol Nissin Corp			2		31
Adways Inc			9		16
Adyen Nv			5		8,071
Aedas Homes Sa			17		462
Aeris Resources Ltd			215		23
Agl Energy Ltd			86		599
Aia Group Ltd			1,669		12,097
Aib Group Plc			568		3,132
Aic Mines Ltd			83		17
Aiful Corp			188		405
Ai-Media Technologies Ltd			21		11
Air Liquide Sa			67		10,891
Airtac International Group			4		110
Aj Bell Plc			66		374
Aker Solutions Asa			159		436
Aldar Properties Pjsc			291		608
Aldrees Petroleum And Transpor			12		396
Alfa Financial Software Holdin			99		266
Alimak Group Ab			9		98
Alk-Abello A/S			3		74
Alkane Resources Ltd			318		100
Alkermes Plc			5		155
All Ring Tech Co Ltd			32		393
Alligo Ab			2		22
Alphamin Resources Corp			179		133
Alphapolis Co Ltd			4		28
Als Ltd			13		122
Alzchem Group Ag			1		31
Amada Co Ltd			4		44
Amadeus It Group Sa			128		9,039
Amano Corp			7		198
Amaze Co Ltd			1		10
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ambea Ab			102		890
Amplifon Spa			25		646
Ams-Osram Ag			6		39
Amvis Holdings Inc			14		64
Anest Iwata Corp			3		29
Anritsu Corp			20		180
Aon Plc			31		11,105
Apollo Hospitals Enterprise Lt			13		1,075
Arca Continental Sab De Cv			394		3,270
Arcadis Nv			7		452
Arch Capital Group Ltd			95		8,798
Archosaur Games Inc			357		65
Arcos Dorados Holdings Inc			15		108
Arena Reit			18		44
Ariston Holding Nv			25		89
Aritzia Inc			12		432
Arjo Ab			3		10
Aroa Biosurgery Ltd			31		15
Ascendis Pharma A/S			—		28
Asia Commercial Bank Jsc			283		286
Asia Vital Components Co Ltd			38		720
Askul Corp			13		141
Asm International Nv			11		6,333
Asml Holding Nv			11		7,551
Aspeed Technology Inc			7		680
Assured Guaranty Ltd			8		757
Astral Ltd			12		229
Astrazeneca Plc			78		10,224
Atkinsrealis Group Inc			10		513
Atour Lifestyle Holdings Ltd			19		500
Atrenew Inc			15		44
Ats Corporation			6		176
Attendo Ab			20		93
Aucnet Inc			3		56
Auction Technology Group Plc			60		417
Audiocodes Ltd			3		26
Aurelia Metals Ltd			461		48
Australian Clinical Labs Ltd			16		33
Autohome Inc			84		2,167
Avant Group Corp			9		115
Avanza Bank Holding Ab			2		52
Avio Spa			11		152
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Awa Bank Ltd/The			5		93
Axalta Coating Systems Ltd			6		216
Axis Capital Holdings Ltd			13		1,179
Aya Gold & Silver Inc			5		35
Ayala Land Inc			757		343
B&S Group Sarl			15		66
Bae Systems Plc			509		7,327
Baioo Family Interactive Ltd			276		9
Bakkavor Group Plc			36		66
Balfour Beatty Plc			8		46
Baltic Classifieds Group Plc			55		219
Banca Generali Spa			4		182
Banca Mediolanum Spa			68		812
Banca Sistema Spa			35		46
Banco Btg Pactual Sa			98		430
Banco Comercial Portugues Sa			65		31
Banco Macro Sa			6		579
Bandai Namco Holdings Inc			163		3,924
Bang & Olufsen A/S			3		4
Bank Central Asia Tbk Pt			6,782		4,077
Bank Mandiri Persero Tbk Pt			12,446		4,408
Bank Of Iwate Ltd/The			6		115
Bankinter Sa			425		3,362
Baudroie Inc			—		10
Bawag Group Ag			33		2,779
Bbb Foods Inc			21		580
Bdo Unibank Inc			389		967
Beauty Garage Inc			3		22
Beiersdorf Ag			43		5,581
Beijer Ref Ab			13		196
Beijing Huafeng Test & Control			7		96
Belimo Holding Ag			1		802
Bell Financial Group Ltd			14		11
Bell System24 Holdings Inc			7		53
Beneteau Saca			20		182
Best Pacific International Hol			122		48
Bff Bank Spa			18		172
Bharat Electronics Ltd			408		1,398
Bharti Airtel Ltd			87		1,608
Bicycle Therapeutics Plc			8		113
Bid Corp Ltd			19		437
Bidvest Group Ltd			38		528
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Big Yellow Group Plc			20		239
Bim Birlesik Magazalar As			43		638
Biohaven Ltd			4		139
Biprogy Inc			11		347
Blue Star Ltd			40		1,001
Boc Aviation Ltd			21		165
Bosideng International Holding			393		196
Bossard Holding Ag			1		128
Bper Banca Spa			96		612
Bravida Holding Ab			28		202
Bravura Solutions Ltd			204		284
Bredband2 I Skandinavien Ab			229		41
Brenntag Se			72		4,342
Bridgepoint Group Plc			71		320
Brp Inc			2		108
Bukit Sembawang Estates Ltd			3		8
Bunka Shutter Co Ltd			12		143
Bureau Veritas Sa			222		6,751
Business Brain Showa-Ota Inc			2		29
Business Engineering Corp			1		20
Bw Lpg Ltd			41		457
Byd Co Ltd			45		1,550
Cairn Homes Plc			271		655
Cairo Communication Spa			18		47
Caltagirone Spa			3		19
Camtek Ltd/Israel			1		57
Camurus Ab			4		198
Canadian National Railway Co			36		3,646
Canadian Natural Resources Ltd			168		5,181
Canadian Pacific Kansas City L			121		8,785
Capgemini Se			60		9,882
Capitec Bank Holdings Ltd			12		2,008
Capral Ltd			3		16
Capricorn Metals Ltd			10		38
Care Reit Plc			59		60
Carel Industries Spa			14		265
Carlsberg As			37		3,567
Carnival Plc			4		91
Carpenter Tan Holdings Ltd			40		30
Cedar Woods Properties Ltd			10		34
Cellavision Ab			2		30
Cellebrite Di Ltd			30		651
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Central Depository Services In			46		948
Central Glass Co Ltd			9		199
Central Security Patrols Co Lt			3		49
Cg Power & Industrial Solution			66		559
Champion Reit			145		32
Channel Infrastructure Nz Ltd			41		43
Check Point Software Technolog			19		3,609
Chikaranomoto Holdings Co Ltd			5		29
China Leon Inspection Holding			400		112
China Merchants Commercial Rea			111		17
China Oilfield Services Ltd			79		165
China Resources Gas Group Ltd			65		256
China Resources Mixc Lifestyle			121		448
China Xinhua Education Group L			430		40
Chroma Ate Inc			61		763
Ci Financial Inc			5		103
Ci&T Inc			29		177
Cicor Technologies Ltd			1		73
Cie De Saint-Gobain Sa			84		7,426
Cie Financiere Richemont Sa			65		9,941
Cie Generale Des Etablissement			82		2,695
Cimb Group Holdings Bhd			430		789
Civmec Australia Ltd			126		100
Clas Ohlson Ab			43		814
Clicks Group Ltd			38		756
Cmc Markets Plc			91		284
Cnooc Energy Technology & Serv			356		208
Cochlear Ltd			1		143
Codan Ltd			23		225
Coface Sa			11		165
Cogeco Inc			1		44
Cognyte Software Ltd			38		327
Cogstate Ltd			17		11
Colopl Inc			9		27
Columbus A/S			15		21
Compass Group Plc			453		15,090
Computer Age Management Servic			13		746
Comture Corp			2		31
Continental Ag			93		6,247
Convatec Group Plc			68		188
Coor Service Management Holdin			18		55
Core Corp			3		38
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Corp Inmobiliaria Vesta Sab De			216		585
Cosmo Pharmaceuticals Nv			1		44
Costain Group Plc			253		335
Coveo Solutions Inc			16		69
Craftsman Automation Ltd			1		39
Credicorp Ltd			3		485
Creditaccess Grameen Ltd			13		131
Credo Technology Group Holding			28		1,869
Crh Plc			27		2,522
Croda International Plc			80		3,375
Cromwell Property Group			63		15
Cts Co Ltd			12		71
Cummins India Ltd			12		452
Cyberagent Inc			35		241
Daetwyler Holding Ag			—		70
Daicel Corp			16		146
Daiei Kankyo Co Ltd			13		232
Dai-Ichi Cutter Kogyo Kk			4		38
Daiichikosho Co Ltd			4		48
Daikin Industries Ltd			34		4,059
Daishinku Corp			4		13
Daiwa Industries Ltd			3		26
Daiwabo Holdings Co Ltd			12		231
Dassault Systemes Se			60		2,068
Dbs Group Holdings Ltd			144		4,610
Deceuninck Nv			51		128
Definity Financial Corp			9		369
Delta Electronics Inc			102		1,339
Delta Israel Brands Ltd			2		41
Denso Corp			303		4,266
Dentalcorp Holdings Ltd			20		116
Descartes Sys Group Inc			5		536
Descartes Systems Group Inc/Th			3		344
Deutsche Boerse Ag			32		7,352
Dexerials Corp			3		45
Dfds A/S			13		236
Dgl Group Ltd/Au			90		32
Diageo Plc			106		3,355
Digital Hearts Holdings Co Ltd			3		14
Dip Corp			14		230
Diploma Plc			3		145
Divi's Laboratories Ltd			8		583
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Dixon Technologies India Ltd			12		2,459
Dksh Holding Ag			5		345
Docebo Inc			1		29
Domino's Pizza Enterprises Ltd			3		50
Dong-E-E-Jiao Co Ltd			48		416
Dorel Industries Inc			2		5
Double Standard Inc			3		30
Dr Sulaiman Al Habib Medical S			6		411
Dream International Ltd			107		68
Dustin Group Ab			180		69
Dynapac Co Ltd			1		13
East Money Information Co Ltd			470		1,661
Eastroc Beverage Group Co Ltd			44		1,484
Eco's Co Ltd/Japan			1		18
Edenred Se			84		2,759
Eguarantee Inc			8		92
Ehime Bank Ltd/The			3		20
Eiken Chemical Co Ltd			7		92
Einhell Germany Ag			—		23
Eldorado Gold Corp			18		262
Elecom Co Ltd			6		61
Electric Connector Technology			20		160
Elior Group Sa			14		41
Elite Material Co Ltd			44		824
Elm Co			2		734
Elmera Group Asa			175		590
Elopak Asa			20		80
Emaar Properties Pjsc			488		1,708
Emak Spa			39		36
Ememory Technology Inc			9		894
Enea Ab			17		155
Energiekontor Ag			1		31
Engie Sa			481		7,625
Eni Spa			243		3,288
Ensign Energy Services Inc			10		20
Entra Asa			10		98
Environmental Group Ltd/The			44		9
Eramet Sa			2		139
Eri Holdings Co Ltd			1		22
Ermenegildo Zegna Nv			29		238
Ero Copper Corp			20		275
Esker Sa			1		290
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Esr Group Ltd			1,221		1,877
Essent Group Ltd			23		1,274
Essilorluxottica Sa			24		5,753
E-Star Commercial Management C			200		31
Eternal Ltd			555		1,802
Eurobank Ergasias Services And			419		968
Eurofins Scientific Se			6		292
Evertec Inc			2		80
Evolution Mining Ltd			76		225
Evraz Plc			84		86
Exchange Income Corp			7		297
Experian Plc			330		14,224
Expro Group Holdings Nv			2		30
Fabasoft Ag			1		21
Fabrinet			3		735
Fanuc Corp			148		3,939
Fasadgruppen Group Ab			19		79
Fastighetsbolaget Emilshus Ab			4		12
Fcc Co Ltd			5		96
Fdm Group Holdings Plc			4		16
Ferrari Nv			28		12,141
Fiducian Group Ltd			9		48
Finecobank Banca Fineco Spa			21		358
Firan Technology Group Corp			10		52
Firm Capital Mtg Invt Corp			2		15
First Bancorp/Puerto Rico			9		176
Fisher & Paykel Healthcare Cor			11		228
Fiverr International Ltd			5		153
Flatexdegiro Ag			31		473
Fluidra Sa			10		249
Fomento Economico Mexicano Sab			229		2,392
Forfarmers Nv			7		26
Fortum Oyj			259		3,622
Fortuna Mining Corp			13		54
Fortune Electric Co Ltd			26		445
Foshan Haitian Flavouring & Fo			126		791
Fositek Corp			12		288
Foxtons Group Plc			61		52
Fpt Corp			108		648
Frasers Property Ltd			26		18
Ftai Aviation Ltd			1		193
Ftgroup Co Ltd			5		40
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fuchs Se			8		273
Fuji Corp/Aichi			10		161
Fuji Corp/Miyagi			2		24
Fuji Kyuko Co Ltd			3		44
Fuji Pharma Co Ltd			5		53
Fuji Seal International Inc			3		47
Fujii Sangyo Corp			1		12
Fujitsu General Ltd			4		52
Fukuoka Financial Group Inc			5		137
Fullcast Holdings Co Ltd			5		43
Fuller Smith & Turner Plc			5		41
Furuno Electric Co Ltd			6		110
Fuso Chemical Co Ltd			8		175
Futu Holdings Ltd			5		377
Future Corp			21		252
Fuyao Glass Industry Group Co			126		1,073
G5 Entertainment Ab			8		82
Galaxy Entertainment Group Ltd			926		3,935
Galp Energia Sgps Sa			137		2,265
Gamma Communications Plc			31		592
Gamuda Bhd			531		563
Ge Vernova T&D India Ltd			26		628
Gecoss Corp			5		34
Gentrack Group Ltd			7		47
Genuit Group Plc			45		222
Genus Plc			12		229
Genusplus Group Ltd			6		10
Geo Holdings Corp			5		52
Geolive Group Corp			1		9
Giga Prize Co Ltd			1		8
Gildan Activewear Inc			98		4,630
Giordano International Ltd			120		26
Gl Events Saca			2		31
Globant Sa			1		213
Globeride Inc			2		24
Glory Ltd			9		141
Gmo Internet Group Inc			4		64
Godrej Properties Ltd			21		692
Gold Road Resources Ltd			60		76
Golden Throat Holdings Group C			44		18
Grand Process Technology Corp			9		396
Green Landscaping Group Ab			5		30
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Greenfire Resources Ltd			4		27
Grupo Aeroportuario Del Surest			1		158
Grupo Empresarial San Jose Sa			5		24
Grupo Financiero Banorte Sab D			602		3,892
Grupo Financiero Galicia Sa			15		941
Gudeng Precision Industrial Co			26		389
Guerbet			1		37
Gvs Spa			24		122
H World Group Ltd			71		237
Haier Smart Home Co Ltd			43		153
Hakuhodo Dy Holdings Inc			26		200
Hallenstein Glasson Holdings L			6		28
Hanwa Co Ltd			13		400
Hanwha Aerospace Co Ltd			3		572
Hd Hyundai Electric Co Ltd			5		1,369
Hdfc Asset Management Co Ltd			13		623
Hdfc Bank Ltd			165		3,813
Heidelberger Druckmaschinen Ag			14		14
Helios Towers Plc			157		180
Hellofresh Se			3		40
Helloworld Travel Ltd			20		25
Henan Pinggao Electric Co Ltd			289		761
Henkel Ag & Co Kgaa			62		5,457
Hennge Kk			3		26
Hera Spa			72		256
Hexagon Ab			364		3,477
Hiab Oyj			1		64
Higashi Holdings Co Ltd			2		13
High Liner Foods			2		19
Hikari Tsushin Inc			1		305
Hill & Smith Plc			11		254
Hindustan Aeronautics Ltd			17		834
Hipages Group Holdings Ltd			15		12
Hisamitsu Pharmaceutical Co In			2		44
Hiscox Ltd			20		271
Hitachi Ltd			396		9,920
Hkbn Ltd			21		14
Hoa Phat Group Jsc			296		310
Hodogaya Chemical Co Ltd			1		13
Hoist Finance Ab			39		318
Hokkan Holdings Ltd			1		10
Hon Hai Precision Industry Co			361		2,027
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Hong Kong Exchanges & Clearing			36		1,382
Hong Kong Technology Venture C			74		14
Hongfa Technology Co Ltd			55		240
Horiba Ltd			7		417
Hoya Corp			15		1,881
Hs Holdings Co Ltd			6		31
Huali Industrial Group Co Ltd			10		104
Huaneng Lancang River Hydropow			427		556
Hugo Boss Ag			1		48
Humanwell Healthcare Group Co			42		135
Humm Group Ltd			41		17
Husqvarna Ab			8		43
Hypoport Se			1		151
Iar Systems Group Ab			1		13
Iberpapel Gestion Sa			1		10
Ibersol Sgps Sa			6		44
Icici Bank Ltd			546		13,907
Icon Plc			61		12,834
Idec Corp/Japan			10		159
Ifast Corp Ltd			21		112
Ihi Corp			5		298
I'Ll Inc			3		50
Illimity Bank Spa			11		37
Imagica Group Inc			10		34
Imcd Nv			3		427
Immobiliare Grande Distribuzio			25		65
Immunocore Holdings Plc			9		277
Impax Asset Management Group P			20		61
Impro Precision Industries Ltd			247		62
Indian Hotels Co Ltd/The			183		1,876
Indra Sistemas Sa			2		32
Info Edge India Ltd			3		261
Infomedia Ltd			14		14
Ing Groep Nv			316		4,946
Innovent Biologics Inc			35		164
Instone Real Estate Group Se			20		178
Intact Financial Corp			12		2,222
Intelbras Sa Industria De Tele			35		71
Intelligent Wave Inc			1		11
Interglobe Aviation Ltd			11		569
Intermediate Capital Group Plc			14		362
International Container Termin			123		822
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Interpump Group Spa			3		125
Intesa Sanpaolo Spa			1,197		4,786
Iqe Plc			691		96
Iren Spa			53		105
Iriso Electronics Co Ltd			4		64
Isb Corp			5		46
Itab Shop Concept Ab			8		14
Itau Unibanco Holding Sa			1,159		5,761
Ituran Location And Control Lt			1		45
Ivf Hartmann Holding Ag			—		13
Jaccs Co Ltd			5		119
Jamieson Wellness Inc			9		234
Jamjoom Pharmaceuticals Factor			8		344
Janus Henderson Group Plc			26		1,120
Japan Aviation Electronics Ind			6		105
Japan Medical Dynamic Marketin			4		15
Japan Transcity Corp			5		33
Jb Hi-Fi Ltd			9		492
Jbcc Holdings Inc			1		22
Jcr Pharmaceuticals Co Ltd			18		70
Jd Sports Fashion Plc			1,582		1,900
Jentech Precision Industrial C			9		407
Jeol Ltd			4		138
Jet2 Plc			1		16
Jfrog Ltd			28		837
Jgc Holdings Corp			30		250
Jiangsu Hengli Hydraulic Co Lt			14		104
Jinmao Property Services Co Lt			66		21
Johnson Service Group Plc			191		325
Jost Werke Se			1		25
Js Global Lifestyle Co Ltd			859		154
Jsw Energy Ltd			70		527
Jtc Plc			44		547
Julius Baer Group Ltd			36		2,332
Jumbo Interactive Ltd			3		24
Justsystems Corp			8		182
Jutal Offshore Oil Services Lt			280		26
Jyp Entertainment Corp			4		192
Kakaku.Com Inc			19		286
Kalmar Oyj			1		22
Kalyan Jewellers India Ltd			67		603
Kambi Group Plc			3		23
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Kamei Corp			5		55
Kamigumi Co Ltd			2		54
Kanaden Corp			6		61
Kanzhun Ltd			15		205
Kardex Holding Ag			1		351
Karooooo Ltd			—		19
Kaufman & Broad Sa			1		28
Kaynes Technology India Ltd			12		1,083
Kbc Group Nv			94		7,279
Kei Industries Ltd			13		664
Kenko Mayonnaise Co Ltd			3		34
Kfin Technologies Ltd			34		615
Kid Asa			20		233
Kier Group Plc			41		76
Kimura Unity Co Ltd			1		10
Kinaxis Inc			2		190
King Slide Works Co Ltd			12		551
King Yuan Electronics Co Ltd			159		541
Kingboard Laminates Holdings L			165		153
Klabin Sa			92		346
Klingelnberg Ag			1		14
Knaus Tabbert Ag			3		38
Kogan.Com Ltd			9		34
Koike Sanso Kogyo Co Ltd			1		43
Kokusai Electric Corp			283		3,869
Konica Minolta Inc			107		449
Koninklijke Bam Groep Nv			47		204
Konoike Transport Co Ltd			3		65
Kose Corp			36		1,634
Kudelski Sa			6		8
Kuriyama Holdings Corp			11		91
Kweichow Moutai Co Ltd			3		730
Kws Saat Se & Co Kgaa			1		50
Kyocera Corp			196		1,969
Kyoritsu Maintenance Co Ltd			6		110
Laboratorios Farmaceuticos Rov			6		414
Lagercrantz Group Ab			6		120
Lectra			7		184
Legrand Sa			55		5,335
Leifheit Ag			1		10
Lh Group Ltd			118		7
Lhn Ltd			45		17
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Li Ning Co Ltd			2,504		5,305
Life Corp			5		103
Lifull Co Ltd			13		17
Linde Plc			15		6,103
Linmon Media Ltd			42		15
Liontrust Asset Management Plc			3		20
Litalico Inc			9		51
Logista Integral Sa			1		23
Loncin Motor Co Ltd			97		121
London Stock Exchange Group Pl			57		8,071
Look Holdings Inc			5		68
Lotes Co Ltd			19		1,137
Luceco Plc			88		142
Lucero Energy Corp			291		86
Luyuan Group Holding Cayman Lt			26		25
Lvmh Moet Hennessy Louis Vuitt			9		5,999
M&A Capital Partners Co Ltd			2		29
M1 Kliniken Ag			2		31
Macrotech Developers Ltd			49		801
Mahindra & Mahindra Ltd			36		1,253
Makemytrip Ltd			9		1,060
Mandatum Oyj			7		35
Mandom Corp			7		59
Maple Leaf Foods Inc			5		67
Marco Polo Marine Ltd			1,064		42
Marex Group Plc			8		260
Marklines Co Ltd			3		47
Marks & Spencer Group Plc			22		105
Martinrea International Inc			3		19
Matsui Construction Co Ltd			2		13
Matsukiyococokara & Co			235		3,446
Matsuoka Corp			3		42
Max Healthcare Institute Ltd			69		913
Maxell Ltd			8		95
Mazda Motor Corp			18		127
Mcbride Plc			55		73
Mcj Co Ltd			6		54
Medadvisor Ltd			54		8
Mediatek Inc			47		2,012
Medipal Holdings Corp			2		28
Megachips Corp			3		137
Meiji Electric Industries Co L			2		16
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Meitec Group Holdings Inc			2		36
Meituan			754		14,726
Menicon Co Ltd			15		138
Merck Kgaa			77		11,211
Merus Nv			1		31
Metawater Co Ltd			13		152
Methanex Corp			9		459
Metro Brands Ltd			11		150
Mfe-Mediaforeurope Nv			3		14
Midea Group Co Ltd			72		703
Mikron Holding Ag			1		14
Military Commercial Joint Stoc			149		146
Minsheng Education Group Co Lt			244		6
Minto Apartment Reit			28		258
Mips Ab			3		131
Mitani Sangyo Co Ltd			26		55
Mito Securities Co Ltd			26		94
Mitsuba Corp			6		38
Mitsubishi Electric Corp			256		4,379
Mitsubishi Heavy Industries Lt			663		9,373
Mitsui High-Tec Inc			15		81
Miura Co Ltd			14		365
Mizuho Financial Group Inc			202		4,971
Mizuno Corp			1		61
Modec Inc			10		207
Monday.Com Ltd			27		6,462
Monogatari Corp/The			9		207
Montana Aerospace Ag			24		382
Moonlake Immunotherapeutics			2		81
Morguard Corp			—		34
Moriroku Co Ltd			6		72
Morita Holdings Corp			3		40
Morito Co Ltd			6		61
Mount Gibson Iron Ltd			553		101
Moury Construct Sa			—		20
Mr Price Group Ltd			76		1,183
Mt Hoejgaard Holding A/S			1		35
Mtu Aero Engines Ag			7		2,454
Multiconsult Asa			5		89
Multiplan Empreendimentos Imob			33		112
Murakami Corp			2		88
Nachi-Fujikoshi Corp			5		108
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Nagarro Se			2		136
Nakanishi Inc			9		143
Nanosonics Ltd			23		43
Navigator Holdings Ltd			9		137
Nec Corp			67		5,861
Nederman Holding Ab			3		65
Nestle Sa			83		6,864
Netease Inc			160		2,858
Netwealth Group Ltd			7		120
Neutech Group Ltd			38		12
New Hope Service Holdings Ltd			141		36
Nexity Sa			20		265
Nextage Co Ltd			26		239
Nexxen International Ltd			5		27
Nicca Chemical Co Ltd			9		62
Nichia Steel Works Ltd			13		25
Nichirin Co Ltd			1		16
Nifco Inc/Japan			12		299
Nihon Flush Co Ltd			3		15
Nihon M&A Center Holdings Inc			31		129
Nihon Trim Co Ltd			1		18
Nippon Concept Corp			3		37
Nippon Information Development			1		23
Nippon Paper Industries Co Ltd			33		181
Nippon Rietec Co Ltd			2		14
Nippon Sanso Holdings Corp			151		4,261
Nippon Seiki Co Ltd			25		184
Nippon Shinyaku Co Ltd			12		298
Nippon Soda Co Ltd			21		391
Nissan Chemical Corp			3		108
Nisshinbo Holdings Inc			52		296
Nissin Corp			1		28
Niterra Co Ltd			12		376
Nitori Holdings Co Ltd			36		4,238
Nitto Kogyo Corp			4		75
Nkt A/S			2		177
Nobia Ab			105		36
Noble Corp Plc			2		55
Nomad Foods Ltd			16		271
Norconsult Norge As			51		197
Norcros Plc			9		27
Nordnet Ab Publ			15		319
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
North Media A/S			4		26
Norva24 Group Ab			65		155
Nova Ljubljanska Banka Dd			6		155
Nova Ltd			3		610
Novanta Inc			2		271
Novartis Ag			61		6,014
Novo Nordisk A/S			224		19,457
Nrj Group			7		52
Ns Solutions Corp			2		61
Ns Tool Co Ltd			6		29
Ns United Kaiun Kaisha Ltd			2		50
Nsd Co Ltd			10		216
Ntg Nordic Transport Group A/S			4		146
Ntpc Ltd			386		1,504
Nu Holdings Ltd/Cayman Islands			583		6,039
Nufarm Ltd			6		14
Nuvista Energy Ltd			23		225
Obara Group Inc			14		354
Oberoi Realty Ltd			20		531
Obic Business Consultants Co L			3		146
Ocado Group Plc			11		42
Ocean Wilsons Holdings Ltd			4		73
Odakyu Electric Railway Co Ltd			7		64
Odfjell Se			2		18
Odfjell Technology Ltd			3		13
Ohba Co Ltd			2		11
Oie Sangyo Co Ltd			1		14
Okamura Corp			4		48
Okea Asa			7		12
Oki Electric Industry Co Ltd			15		104
Olympus Corp			221		3,329
Onamba Co Ltd			2		15
Onward Holdings Co Ltd			16		61
Ooh!Media Ltd			138		101
Open House Group Co Ltd			3		112
Open Up Group Inc			6		68
Optim Corp			4		16
Optorun Co Ltd			11		128
Orange Sa			548		5,464
Orion Sa			13		198
Oro Co Ltd			2		28
Orsero Spa			4		52
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Osisko Gold Royalties Ltd			8		143
Otp Bank Nyrt			15		819
Otsuka Holdings Co Ltd			58		3,164
Oxford Nanopore Technologies P			77		124
Page Industries Ltd			—		260
Pal Group Holdings Co Ltd			4		73
Palram Industries 1990 Ltd			4		82
Parken Sport & Entertainment A			2		27
Pca Corp			2		22
Penta-Ocean Construction Co Lt			15		61
Pernod Ricard Sa			42		4,742
Perseus Mining Ltd			127		202
Persimmon Plc			14		207
Persol Holdings Co Ltd			214		321
Phoenix Mills Ltd/The			30		581
Pidilite Industries Ltd			12		398
Pilbara Minerals Ltd			72		98
Piquadro Spa			11		24
Piraeus Financial Holdings Sa			1,421		5,664
Planisware Sa			15		426
Playmates Toys Ltd			286		23
Playside Studios Ltd			80		20
Polar Capital Holdings Plc			7		45
Pole To Win Holdings Inc			45		130
Polycab India Ltd			4		370
Pop Mart International Group L			49		565
Popular Inc			20		1,865
Pr Times Corp			2		19
Prevas Ab			2		20
Prinx Chengshan Holdings Ltd			20		19
Proact It Group Ab			4		47
Prologis Property Mexico Sa De			131		364
Prosegur Cash Sa			173		99
Prothena Corp Plc			2		35
Prudential Plc			208		1,658
Puma Se			90		4,111
Q&M Dental Group Singapore Ltd			67		14
Qiagen Nv			65		2,905
Qinetiq Group Plc			26		134
Qualitas Ltd			8		13
Quanta Computer Inc			90		791
Quilter Plc			247		476
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Radware Ltd			5		119
Raia Drogasil Sa			96		341
Raisio Oyj			22		50
Rakus Co Ltd			7		88
Ramelius Resources Ltd			102		131
Rank Group Plc			32		35
Rasa Corp			3		26
Ratos Ab			5		14
Reach Subsea Asa			140		97
Rec Ltd			94		552
Record Plc			33		22
Redcare Pharmacy Nv			7		932
Regis Healthcare Ltd			11		42
Regis Resources Ltd			79		125
Reitmans (Canada) Ltd			36		61
Reliance Industries Ltd			55		3,111
Relx Plc			388		17,654
Renesas Electronics Corp			155		2,020
Rengo Co Ltd			41		226
Renishaw Plc			4		170
Resolute Mining Ltd			178		43
Resorttrust Inc			13		269
Retail Partners Co Ltd			4		36
Rheon Automatic Machinery Co L			3		28
Ricegrowers Ltd			8		53
Richelieu Hardware Ltd			6		172
Rightmove Plc			21		166
Riken Vitamin Co Ltd			3		43
Rinnai Corp			5		104
Rio Tinto Plc			98		5,819
Riso Kagaku Corp			4		46
Riverstone Holdings Ltd			21		16
Riyadh Cables Group Co			13		492
Riyue Heavy Industry Co Ltd			88		144
Robertet Sa			—		230
Roche Holding Ag			47		13,334
Rohm Co Ltd			5		50
Rolls-Royce Holdings Plc			2,079		14,803
Rotork Plc			110		434
Round One Corp			25		207
Royal Unibrew A/S			2		147
Rs Group Plc			415		3,538
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Ruijie Networks Co Ltd			11		110
Ryanair Holdings Plc			154		6,695
Ryohin Keikaku Co Ltd			2		46
Safran Sa			56		12,312
Saipem Spa			62		160
Sakai Moving Service Co Ltd			2		37
Sakata Inx Corp			38		421
Salik Co Pjsc			554		815
Samsung Biologics Co Ltd			1		503
Samsung Electronics Co Ltd			220		7,962
Sandvik Ab			167		3,003
Sanko Metal Industrial Co Ltd			2		58
Sankyu Inc			6		212
Sansan Inc			12		176
Sansha Electric Manufacturing			3		18
Santen Pharmaceutical Co Ltd			53		550
Sanwa Holdings Corp			5		153
Sanyo Engineering & Constructi			2		9
Sanyo Special Steel Co Ltd			2		26
Sap Se			91		22,340
Sapiens International Corp Nv			6		161
Sapphire Foods India Ltd			41		158
Sato Corp			4		63
Sato Shoji Corp			2		15
Scales Corp Ltd			16		36
Scandi Standard Ab			3		25
Scandinavian Tobacco Group A/S			6		81
Schneider Electric Se			71		17,734
Schoeller-Bleckmann Oilfield E			6		182
Schott Pharma Ag & Co Kgaa			10		269
Scout24 Se			2		193
Sea Ltd			145		15,409
Seadrill Ltd			3		116
Sega Sammy Holdings Inc			13		259
Sekisui Kasei Co Ltd			15		35
Selvaag Bolig Asa			5		15
Sensata Technologies Holding P			11		310
Sensirion Holding Ag			—		20
Seraku Co Ltd			2		22
Servcorp Ltd			4		12
Service Stream Ltd			737		712
Seven & I Holdings Co Ltd			244		3,866
Severfield Plc			102		66
Shandong Pharmaceutical Glass			54		189
Shandong Weigao Group Medical			257		152
Shanghai Conant Optical Co Ltd			13		41
Shanghai Gench Education Group			44		16
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Shaver Shop Group Ltd			23		19
Shenzhen Envicool Technology C			27		151
Shenzhen Jufei Optoelectronics			135		126
Shibaura Machine Co Ltd			1		19
Shibuya Corp			3		79
Shift Inc			1		136
Shimadzu Corp			155		4,402
Shimamura Co Ltd			1		60
Shimizu Corp			28		221
Shimojima Co Ltd			2		15
Shin Maint Holdings Co Ltd			3		31
Shin-Etsu Chemical Co Ltd			108		3,634
Shopify Inc			3		365
Shoprite Holdings Ltd			51		791
Siegfried Holding Ag			—		164
Siemens Ag			23		4,414
Siemens Energy Ag			164		8,539
Siemens Healthineers Ag			99		5,240
Siemens Ltd			11		873
Sieyuan Electric Co Ltd			74		734
Sigmaxyz Holdings Inc			5		29
Siix Corp			2		14
Sika Ag			9		2,072
Siltronic Ag			8		381
Singapore Telecommunications L			1,373		3,100
Sinko Industries Ltd			1		10
Sitoy Group Holdings Ltd			130		9
Sk Hynix Inc			35		4,147
Skan Group Ag			1		91
Sks Technologies Group Ltd			13		15
Sma Solar Technology Ag			8		112
Smc Corp			6		2,337
Smk Corp			1		16
Sms Co Ltd			30		304
Social Housing Reit Plc			103		76
Softcreate Holdings Corp			5		72
Sohgo Security Services Co Ltd			25		169
Soitec			1		79
Sompo Holdings Inc			50		1,303
Sonova Holding Ag			9		2,803
Sony Group Corp			292		6,270
Sophia Genetics Sa			25		78
Sp Group A/S			—		14
Sparebank 1 Smn			4		54
Sparekassen Sjaelland-Fyn A/S			1		28
Sparx Group Co Ltd			3		26
Spie Sa			30		919
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Spin Master Corp			8		190
Spirax Group Plc			6		527
Spotify Technology Sa			26		11,834
Square Enix Holdings Co Ltd			5		192
Srg Global Ltd			63		54
Ssr Mining Inc			14		98
Starragtornos Group Ag			—		9
Step One Clothing Ltd			20		16
Steris Plc			32		6,632
Stillfront Group Ab			28		21
Storagevault Canada Inc			69		190
Structure Therapeutics Inc			15		405
Subsea 7 Sa			26		405
Sumitomo Heavy Industries Ltd			6		117
Sumitomo Mitsui Financial Grou			165		3,960
Sumitomo Pharma Co Ltd			21		75
Sumitomo Riko Co Ltd			4		43
Sumitomo Seika Chemicals Co Lt			4		127
Sun Pharmaceutical Industries			65		1,425
Sun* Inc			15		68
Suncor Energy Inc			232		8,283
Suzuken Co Ltd/Aichi Japan			8		254
Suzuki Motor Corp			324		3,692
Sweco Ab			10		156
Sword Group			1		22
Syncona Ltd			73		96
System Research Co Ltd			1		13
System Support Holdings Inc			4		42
Systena Corp			15		36
Taiheiyo Cement Corp			20		466
Taikisha Ltd			1		24
Taiwan Semiconductor Manufactu			898		60,310
Takamatsu Construction Group C			2		36
Takashimaya Co Ltd			31		246
Takeuchi Manufacturing Co Ltd			4		142
Tam Jai International Co Ltd			911		92
Tasmea Ltd			54		104
Tata Consultancy Services Ltd			31		1,459
Tatton Asset Management Plc			9		75
Tdc Soft Inc			2		19
Team Internet Group Plc			26		30
Teamviewer Se			52		512
Tecan Group Ag			1		123
Techmatrix Corp			15		227
Technipfmc Plc			9		263
Technopro Holdings Inc			16		302
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Technoprobe Spa			22		130
Techtronic Industries Co Ltd			368		4,860
Tecsys Inc			1		41
Teekay Tankers Ltd			15		595
Telkom Indonesia Persero Tbk P			176		2,894
Telus International Cda Inc			18		72
Temairazu Inc			4		79
Tencent Holdings Ltd			472		25,316
Tera Probe Inc			2		41
Terasaki Electric Co Ltd			1		22
Terumo Corp			179		3,494
Tesco Plc			734		3,385
Tgs Asa			34		336
Thales Sa			45		6,423
Thinkific Labs Inc			7		14
Thyssenkrupp Ag			4		16
Tinexta Spa			3		21
Tkc Corp			4		90
Tocalo Co Ltd			1		11
Toei Animation Co Ltd			3		75
Tokai Carbon Co Ltd			40		232
Tokyo Century Corp			15		157
Tokyo Individualized Education			4		9
Tokyo Kiraboshi Financial Grou			6		171
Tokyo Seimitsu Co Ltd			3		160
Tokyo Tatemono Co Ltd			16		259
Tomato Bank Ltd			3		21
Tomy Co Ltd			4		114
Topy Industries Ltd			3		38
Torex Gold Resources Inc			2		40
Toronto Dominion Bank			52		2,771
Torrent Pharmaceuticals Ltd			4		151
Toshiba Tec Corp			6		128
Tosho Co Ltd			7		28
Totvs Sa			26		114
Towa Bank Ltd/The			7		27
Toyo Engineering Corp			15		68
Toyo Suisan Kaisha Ltd			54		3,681
Toyo Tire Corp			29		452
Trainline Plc			35		190
Trelleborg Ab			5		160
Trent Ltd			17		1,381
Trinity Industrial Corp			4		28
Trip.Com Group Ltd			85		5,913
Trivago Nv			6		14
Triveni Turbine Ltd			51		438
Troax Group Ab			7		145
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Truly International Holdings L			594		87
Trusco Nakayama Corp			11		161
Trustpilot Group Plc			106		409
Tryt Inc			56		145
Tsubakimoto Kogyo Co Ltd			2		31
Tsutsumi Jewelry Co Ltd			2		29
Turkiye Garanti Bankasi As			166		586
Tuya Inc			9		15
Tvs Motor Co Ltd			19		535
Ubicom Holdings Inc			7		61
Ubisoft Entertainment Sa			1		15
U-Blox Holding Ag			1		94
Ubs Group Ag			392		11,999
Unicaja Banco Sa			188		249
Unicredit Spa			95		3,804
Unilever Plc			97		5,510
Unipol Assicurazioni Spa			18		221
Unipres Corp			4		30
United Arrows Ltd			1		26
Unitronics			9		62
Universal Engeisha Kk			—		9
Universal Music Group Nv			165		4,212
Uno Minda Ltd			45		548
Urbana Corp			5		19
Valmet Oyj			7		176
Valqua Ltd			1		27
Valuecommerce Co Ltd			6		46
Varun Beverages Ltd			119		888
Vector Inc			13		85
Vedant Fashions Ltd			11		172
Verallia Sa			8		194
Viaplay Group Ab			373		23
Victorian Plumbing Group Plc			69		80
Viel & Cie Sa			3		34
Viking Line Abp			—		10
Virbac Saca			1		344
Visional Inc			3		131
Vista Energy Sab De Cv			15		821
Vt Holdings Co Ltd			33		104
Vtech Holdings Ltd			10		67
Vz Holding Ag			4		634
Wacom Co Ltd			11		53
Waste Connections Inc			30		5,120
Watches Of Switzerland Group P			38		269
Wave Life Sciences Ltd			1		18
Weatherford International Plc			7		511
Weg Sa			169		1,446
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Weir Group Plc/The			11		306
Wesdome Gold Mines Ltd			24		216
White Mountains Insurance Grou			—		578
Winway Technology Co Ltd			12		407
Wiwynn Corp			12		931
Wix.Com Ltd			19		4,183
Worldline Sa/France			22		193
W-Scope Corp			19		33
Wus Printed Circuit Kunshan Co			15		84
Wuxi Xinje Electric Co Ltd			19		110
X-Fab Silicon Foundries Se			21		107
Xiamen Faratronic Co Ltd			15		240
Xiaomi Corp			614		2,725
Xin Point Holdings Ltd			182		101
Xps Pensions Group Plc			24		103
Xrf Scientific Ltd			11		13
Xuji Electric Co Ltd			52		197
Yamabiko Corp			5		85
Yamagata Bank Ltd/The			7		48
Yamaha Corp			31		221
Yamaichi Electronics Co Ltd			2		28
Yamato Holdings Co Ltd			23		260
Yancoal Australia Ltd			13		53
Yangzijiang Financial Holding			2,116		644
Yangzijiang Shipbuilding Holdi			418		916
Yankershop Food Co Ltd			30		261
Yantai Jereh Oilfield Services			47		240
Yokorei Co Ltd			15		79
Yokowo Co Ltd			16		181
Yossix Holdings Co Ltd			2		49
Yougov Plc			43		224
Ypf Sa			20		852
Yto Express Group Co Ltd			61		118
Yue Yuen Industrial Holdings L			127		285
Yunnan Aluminium Co Ltd			103		190
Yutaka Giken Co Ltd			2		24
Yutong Bus Co Ltd			210		760
Zacros Corp			1		41
Zalando Se			150		5,042
Zalaris Asa			2		13
Zealand Pharma A/S			3		259
Zenkoku Hosho Co Ltd			4		143
Zeria Pharmaceutical Co Ltd			2		32
Zero Co Ltd			3		55
Zinzino Ab			3		21
Zozo Inc			82		2,567
Zurich Insurance Group Ag			10		5,915
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
					$1,213,200

Mutual funds and other registered investment companies
Blackrock High Yield-K			29,811		$211,658
Blackrock Instl Trr Co N A Inv			1,633		21,045
Blckrck Cash-Trsry-Inst			2,490,034		2,490,034
Dimensional Emrg Mrkts Ii			9,027		161,408
Fidelity Adv Ttl Bnd-Z			4,994		46,896
Pgim High Yield-R6			22,147		105,643
Pimco Income Fund-Ins			2,248		23,646
T Rowe Pr Inst Hi Yld-Inst			27,041		211,729
Total mutual funds and other registered investment companies					$3,272,059

Synthetic guaranteed invesment contracts (GICs):
American General Life Contract No. 725840
Toyota Motor Corp	1.34%	3/25/2026	302		292
Wells Fargo & Co	3.58%	5/22/2028	890		866
Province Of Quebec	0.60%	7/23/2025	729		716
Federal Home Loan Bank	1.00%	7/27/2026	712		679
Federal Home Loan Bank	1.05%	8/13/2026	712		679
Fnma 20Yr Pool Ma4620	3.50%	4/1/2042	254		230
Solventum Corp -- 144A W/Rr	5.40%	3/1/2029	178		182
Merck & Co Inc	1.45%	6/24/2030	356		298
Republic Of Peru	3.30%	3/11/2041	178		131
Eog Resources Inc	4.15%	1/15/2026	231		235
Resrvble For Fut & Opt	—%		468		468
Warnermedia Holdings Inc	4.05%	3/15/2029	285		268
Gnma Ii 30Yr Pool Ma7192	2.00%	2/20/2051	814		653
Eog Resources	4.38%	4/15/2030	142		140
Fhlmc 30Yr Pool Sd3553	6.00%	7/1/2053	469		474
Freddie Mac	0.80%	10/28/2026	712		669
T-Mobile Usa Inc	3.50%	4/15/2025	516		517
Us Treasury Note	4.63%	9/15/2026	89		91
Bat Capital Corp	2.26%	3/25/2028	18		16
Mplx Lp	4.13%	3/1/2027	712		711
At&T Inc	2.30%	6/1/2027	142		135
Anthem Inc	4.10%	5/15/2032	107		99
Fhlmc Gold 30Yr Gold Pool G61040	3.50%	6/1/2047	3,060		2,769
Wells Fargo & Co	2.88%	10/30/2030	1,085		985
Slc Student Loan Trust 2008 1 A4A	6.67%	12/15/2032	716		727
Charter Comm Opt Llc/Cap	4.91%	7/23/2025	276		281
Philip Morris Intl Inc	5.25%	2/13/2034	53		54
Us Bancorp	1.45%	5/12/2025	1,067		1,057
Lowe's Companies Inc	4.50%	4/15/2030	356		352
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Intercontinentalexchange	4.60%	3/15/2033	71		69
Home Depot Inc	2.88%	4/15/2027	1,139		1,107
Cintas Corp No. 2	3.70%	4/1/2027	36		35
Micron Technology Inc	5.88%	2/9/2033	18		19
Air Lease Corp	5.30%	2/1/2028	125		128
J.P. Morgan Chase & Co.	2.58%	4/22/2032	107		92
Fhlmc 30Yr Pool Sd3838	6.00%	10/1/2053	787		802
Enterprise Products Operating Llc	4.15%	10/16/2028	18		18
Nike Inc	2.75%	3/27/2027	552		535
Danske Bank A/S -- 144A	6.26%	9/22/2026	1,139		1,167
Fhlmc 5483 Fd	6.00%	12/25/2054	193		194
Cigna Corp	2.40%	3/15/2030	169		149
Fhlmc 30Yr Pool Qe1719	4.00%	5/1/2052	2,199		2,022
Ally Auto Receivables Trust 2024 2 A3	4.14%	7/16/2029	729		726
Eqt Corp	3.90%	10/1/2027	178		175
Adobe Inc	2.30%	2/1/2030	213		192
Tenn Valley Authority	3.88%	3/15/2028	712		710
Kroger Co	5.00%	9/15/2034	18		18
Fhlmc 30Yr Pool Sd7555	3.00%	8/1/2052	580		502
Bank Of America Corp	1.66%	3/11/2027	801		775
Cvs Health Corp	3.63%	4/1/2027	463		453
Altria Group Inc	2.45%	2/4/2032	53		44
Bat Capital Corp	3.56%	8/15/2027	14		14
Gnma Ii 30Yr Pool Ma8199	3.50%	8/20/2052	2,529		2,270
Comcast Corp	4.15%	10/15/2028	71		70
Bank 2023 Bnk46 A4	5.75%	8/15/2056	569		589
Verizon Communications	4.78%	2/15/2035	158		154
Us Treasury Note	4.63%	4/30/2029	1,352		1,376
Lockheed Martin Corp	4.50%	2/15/2029	231		233
General Dynamics Corp	3.75%	5/15/2028	676		659
Banco Santander Sa	4.18%	3/24/2028	356		352
Fhlmc 20Yr Pool Rb0714	2.00%	12/1/2041	697		584
Abbvie Inc	2.95%	11/21/2026	1,459		1,422
Pioneer Natural Resources Company	1.13%	1/15/2026	71		69
Rtx Corp	3.13%	5/4/2027	160		155
Broadcom Inc	3.15%	11/15/2025	409		406
Gnma Ii 30Yr Pool Ma7650	3.00%	10/20/2051	1,218		1,060
Glencore Funding Llc	5.37%	4/4/2029	267		272
Charles Schwab Corp	1.15%	5/13/2026	1,103		1,055
Adp	1.70%	5/15/2028	463		423
Brhea 2011-2 A3	6.45%	10/27/2036	775		783
Gnma Ii 30Yr Pool Ma4587	4.00%	7/20/2047	363		340
Diamondback Energy Inc	3.13%	3/24/2031	71		64
Fhlmc 841703 Hybrid 10/1 Rfucct1Y+163.40	2.64%	12/1/2050	315		289
Fhlmc 30Yr Pool Qf4704	5.50%	11/1/2052	1,636		1,634
Natwest Group Plc	5.85%	3/2/2027	623		641
Charles Schwab Corp	2.30%	5/13/2031	587		501
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Energy Transfer Partners Lp	4.95%	6/15/2028	427		427
Bank5 2023-5Yr3 A2	6.26%	9/15/2056	480		499
Midamerican Energy Co	3.65%	4/15/2029	160		154
Pacific Gas & Electric	3.00%	6/15/2028	213		200
Waste Connections Inc	5.00%	3/1/2034	391		388
Deere & Company	3.10%	4/15/2030	142		132
Gilead Sciences Inc	1.65%	10/1/2030	231		194
Bank 2021-Bn36 A5	2.47%	9/15/2064	569		482
Ford Motor Company 10Y Green Bond	6.10%	8/19/2032	142		145
Fhlmc 20Yr Pool Rb5122	2.50%	8/1/2041	758		653
Kenvue Inc	5.05%	3/22/2028	338		347
Eli Lilly & Co	4.20%	8/14/2029	71		71
Us Bancorp	5.78%	6/12/2029	18		18
American Express Co	4.05%	5/3/2029	18		17
Morgan Stanley	3.63%	1/20/2027	1,014		1,011
Western Gas Partners Lp	4.75%	8/15/2028	160		160
Banco Santander Sa	1.85%	3/25/2026	356		344
Texas Instruments Inc	1.75%	5/4/2030	302		259
Gnma Ii 30Yr Pool 787228	6.00%	1/20/2054	1,751		1,801
Gnma Ii 30Yr Pool Ma7255	2.50%	3/20/2051	1,248		1,046
Ubscm 2017-C1 A3	3.20%	6/15/2050	543		526
T-Mobile Usa Inc	5.15%	4/15/2034	53		53
Fhlmc Gold 30Yr Gold Pool G08693	3.50%	3/1/2046	20		19
Mbart 2024-1 A3	4.80%	4/16/2029	694		698
Bpr Trust 2022 Oana A	6.30%	4/15/2037	872		878
Oneok Inc	5.80%	11/1/2030	89		92
Unitedhealth Group Inc	4.00%	5/15/2029	445		432
Vale Overseas Limited	6.13%	6/12/2033	818		828
Cvs Health Corp	3.75%	4/1/2030	53		49
Enterprise Products Operating Llc	2.80%	1/31/2030	623		570
Aon North America Inc	5.15%	3/1/2029	302		309
Ubs Group Ag	3.87%	1/12/2029	978		960
Fhlmc 20Yr Pool Sc0093	2.00%	10/1/2040	457		386
Oneok Inc	5.55%	11/1/2026	160		164
Slma 2005-9 A7A	6.05%	1/25/2041	1,144		1,157
Continental Resources	4.38%	1/15/2028	267		265
Procter & Gamble Co/The	3.00%	3/25/2030	623		579
Williams Companies Inc	2.60%	3/15/2031	36		31
Hsbc Holdings Plc	4.58%	6/19/2029	996		978
Abbvie Inc	4.80%	3/15/2027	18		18
Kreditanstalt Fuer Wiederaufbau	0.38%	7/18/2025	729		715
Dell Int Llc / Emc Corp	6.02%	6/15/2026	64		65
Us Treasury Note	4.13%	3/31/2029	8,433		8,439
Fnma 20Yr Pool Ma4473	1.50%	11/1/2041	141		114
Bank 2024 Bnk48 A5	5.05%	10/15/2057	587		580
Nvidia Corp	2.85%	4/1/2030	231		213
Reynolds American Inc	4.45%	6/12/2025	89		89
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	At&T Inc	4.10%	2/15/2028	445		442
	Cvs Health Corp	1.88%	2/28/2031	18		14
	Trade Date Cash	—%		(19)		(19)
	Gnma Ii 30Yr Pool Ma6930	2.00%	10/20/2050	646		518
	Alphabet Inc.	1.10%	8/15/2030	231		193
	Fhlmc 30Yr Pool Sd3663	5.50%	8/1/2053	1,571		1,565
	Fhlmc 20Yr Pool Sc0160	2.00%	7/1/2041	384		323
	Northrop Grumman Corp	2.93%	1/15/2025	534		541
	Enterprise Products Oper	6.65%	10/15/2034	71		78
	Bristol-Myers Squibb Co	3.20%	6/15/2026	302		297
	Fnma 30Yr Pool Ad0963	5.50%	9/1/2038	24		24
	Rtx Corp	6.00%	3/15/2031	36		38
	Fhlmc 30Yr Pool Qf0152	4.50%	9/1/2052	2,228		2,107
	Us Treasury Bill	—%	1/23/2025	836		834
	Fhlmc 30Yr Pool Sd2410	6.00%	2/1/2053	1,038		1,055
	Humana Inc	5.75%	12/1/2028	356		364
	Bristol-Myers Squibb Co	5.10%	2/22/2031	36		36
	Oneok Inc	5.65%	11/1/2028	285		293
	Bank Of America Corp	2.59%	4/29/2031	2,188		1,932
	Fnma 20Yr Pool Fs7180	2.00%	5/1/2042	164		136
	Fnma 20Yr Pool Ma4643	3.00%	5/1/2042	1,430		1,264
	Morgan Stanley	5.47%	1/18/2035	18		18
	Comcast Corp	3.40%	4/1/2030	320		299
	Comcast Corp	3.15%	3/1/2026	605		602
	Fnma 30Yr Pool Bv8534	3.00%	5/1/2052	4,905		4,204
	Carmax Auto Owner Trust 2022 4 A3	5.34%	8/16/2027	676		681
*	Collective U.S. Gov't STIF 15	—%		3,954		3,965
	Boeing Co	2.20%	2/4/2026	480		470
	Bp Capital Markets America Inc.	3.63%	4/6/2030	18		17
	Enterprise Products Operating Llc	3.13%	7/31/2029	18		17
	The Home Depot Inc	3.90%	12/6/2028	409		400
	Diamondback Energy Inc	3.25%	12/1/2026	249		243
	Anheuser-Busch Inbev Worldwide Inc	4.75%	1/23/2029	391		399
	Fnma Balloon Pool Bs9885	5.61%	11/1/2033	529		553
	Constellation Brands Inc	2.25%	8/1/2031	36		30
	Energy Transfer Operating	3.75%	5/15/2030	213		200
	Columbia Pipeline Holdco -- 144A	6.04%	8/15/2028	943		987
	Mplx Lp	4.80%	2/15/2029	142		144
	Fnma Balloon Pool Bs9335	4.82%	8/1/2033	356		353
	Warnermedia Holdings Inc	3.76%	3/15/2027	409		399
	Altria Group Inc	6.20%	11/1/2028	818		859
	Us Treasury Note	4.25%	2/28/2029	640		647
	Williams Companies Inc	3.75%	6/15/2027	356		347
	Gnma Ii 30Yr Pool Ma8725	5.00%	3/20/2053	1,402		1,370
	State Of Israel	5.50%	3/12/2034	356		354
	Columbia Pipelines Opco -- 144A	6.04%	11/15/2033	142		147
	Abbvie Inc	3.60%	5/14/2025	302		303
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Lam Research Corp	1.90%	6/15/2030	391		335
Bnp Paribas -- 144A No Rr	5.89%	12/5/2034	712		731
Amxca 2024-1 A	5.23%	4/15/2029	890		905
Paypal Holdings Inc	2.30%	6/1/2030	142		125
Fnma 20Yr Pool Ma4586	2.00%	4/1/2042	146		122
Philip Morris Intl Inc	5.13%	2/13/2031	18		18
Lockheed Martin Corp	3.90%	6/15/2032	249		232
Republic Of Indonesia	4.85%	1/11/2033	587		581
Fnma 20Yr Pool Ma4333	2.00%	5/1/2041	1,677		1,404
Abbvie Inc	4.80%	3/15/2029	267		270
Unitedhealth Group Incorporated	2.30%	5/15/2031	231		197
Oracle Corp	1.65%	3/25/2026	320		310
Gnma Ii 30Yr Pool Ma8879	5.50%	5/20/2053	456		456
Paypal Holdings Inc	1.65%	6/1/2025	302		299
Bristol-Myers Squibb Co	5.20%	2/22/2034	213		217
Morgan Stanley	5.32%	7/19/2035	178		179
Mcdonald's Corp	3.60%	7/1/2030	231		221
Fnma 30Yr Pool Ca5504	2.50%	4/1/2050	6,574		5,459
Tesla Auto Lease Trust 2023 A A3	5.89%	6/22/2026	829		834
Transcont Gas Pipe Line	3.25%	5/15/2030	498		456
Meta Platforms Inc	4.75%	8/15/2034	53		53
Fnma Balloon Pool Bs9339	4.82%	8/1/2033	1,245		1,240
Pacific Gas & Electric	5.55%	5/15/2029	302		309
Eli Lilly & Co	4.50%	2/9/2029	302		306
Us Treasury Note	4.13%	11/30/2029	409		406
Eli Lilly & Co	4.70%	2/9/2034	427		422
Virginia Electric And Power Co	3.15%	1/15/2026	53		53
Us Treasury Note	4.25%	10/15/2025	15,762		15,910
Cigna Group/The	4.38%	10/15/2028	302		299
Aercap Ireland Cap/Globa	3.00%	10/29/2028	267		248
Bat Capital Corp	6.00%	2/20/2034	71		75
Solventum Corp -- 144A W/Rr	5.45%	3/13/2031	142		145
Fnma 30Yr Pool Bx8833	5.00%	3/1/2053	2,048		1,992
Us Inflation-Linked Treasury Note	1.88%	7/15/2034	1,904		1,874
Navistar Financial Dealer Note Master Trust 2024 1 A	5.59%	4/25/2029	587		594
T-Mobile Usa Inc	3.88%	4/15/2030	213		203
Bp Cap Markets America	3.12%	5/4/2026	463		457
Alpek Sa De Cv	3.25%	2/25/2031	1,014		873
Us Treasury Bill	—%	3/20/2025	552		547
Mastercard Inc	3.35%	3/26/2030	160		151
Berkshire Hathaway Energ	3.70%	7/15/2030	36		34
Fnma 30Yr Pool Cb8226	6.50%	3/1/2054	152		157
Fhlmc 20Yr Pool Rb5105	2.00%	3/1/2041	123		103
Verizon Communications Inc.	2.55%	3/21/2031	527		457
Fnma 20Yr Pool Ma4387	2.00%	7/1/2041	130		108
Fhlmc 20Yr Pool Rb5071	2.00%	9/1/2040	395		333
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Gnma Ii 30Yr Pool Ma6994	2.00%	11/20/2050	1,983		1,593
Oracle Corp	4.65%	5/6/2030	107		106
Fnma 30Yr Pool Fm3241	3.00%	3/1/2050	1,233		1,069
Fnma 20Yr Pool Ma4072	2.50%	7/1/2040	501		437
Fhlmc 20Yr Pool Sc0206	2.00%	11/1/2041	263		220
Costco Wholesale Corp	1.38%	6/20/2027	320		298
Fnma 20Yr Pool Fs7170	2.00%	8/1/2042	331		277
Lloyds Banking Group Plc	3.57%	11/7/2028	445		429
Us Treasury Bond	3.00%	8/15/2048	160		119
Ing Groep Nv	4.05%	4/9/2029	534		517
Louisiana St Local Govt Envrnm	4.28%	2/1/2036	801		772
Avis Budget Rental Car Funding Aesop Llc 2023 8A A	6.02%	2/20/2030	605		628
Fhlmc 30Yr Pool Sd2991	2.50%	9/1/2051	154		128
Philip Morris International Inc	2.10%	5/1/2030	534		463
Fnma 30Yr Pool Ma4236	1.50%	1/1/2051	412		305
Gnma Ii 30Yr Pool 786843	3.00%	3/20/2052	155		133
Truist Financial Corp	6.05%	6/8/2027	142		145
T-Mobile Usa Inc	3.75%	4/15/2027	178		175
Honeywell International	4.95%	9/1/2031	587		596
Gnma Ii 30Yr Pool Ma8723	4.00%	3/20/2053	631		584
Amazon.Com Inc	2.10%	5/12/2031	231		198
Salesforce.Com Inc	3.70%	4/11/2028	18		17
Fnma 30Yr Pool Fm8648	3.00%	9/1/2051	126		109
Fnma 20Yr Pool Ma4202	1.50%	12/1/2040	1,561		1,256
Fnma 20Yr Pool Ma4587	2.50%	4/1/2042	85		73
Solventum Corp -- 144A W/Rr	5.60%	3/23/2034	249		251
Us Treasury Note	4.63%	11/15/2026	53		54
Pfizer Inc	2.63%	4/1/2030	71		64
Abbvie Inc	3.20%	11/21/2029	445		414
Bank 2018 Bn10 A5	3.69%	2/15/2061	605		584
Fhlmc 20Yr Pool Sc0459	2.00%	8/1/2042	325		273
Pioneer Natural Resource	1.90%	8/15/2030	107		92
Walmart Inc	2.38%	9/24/2029	89		82
Us Treasury Note	4.63%	9/30/2030	374		381
Pioneer Natural Resources Company	2.15%	1/15/2031	320		275
Coterra Energy Inc	4.38%	3/15/2029	249		244
America Movil Sab De Cv - 10Yr	2.88%	5/7/2030	801		717
Humana Inc	3.70%	3/23/2029	196		187
Diamondback Energy Inc	3.50%	12/1/2029	285		266
Wells Fargo & Company	3.00%	4/22/2026	1,299		1,278
Fhlmc 30Yr Pool Sd4169	6.50%	10/1/2053	791		817
Unitedhealth Group Incorporated	1.15%	5/15/2026	961		920
Us Treasury Note	4.25%	12/31/2025	196		196
Us Treasury Note	4.13%	7/31/2031	676		674
Jp Morgan Chase Commercial Mortgage Sec Trust 2016 Nine A	2.85%	9/6/2038	640		616
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Aercap Ireland Cap/Globa	1.75%	1/30/2026	712		694
Us Inflation-Linked Treasury Note	1.13%	1/15/2033	605		593
J.P. Morgan Chase & Co.	4.01%	4/23/2029	2,135		2,085
Bristol-Myers Squibb Co	4.95%	2/20/2026	18		18
Bank 2019 Bn22 A4	2.98%	11/15/2062	658		595
Gnma Ii 30Yr Pool Ma8726	5.50%	3/20/2053	435		435
General Dynamics Corp	3.63%	4/1/2030	18		17
Verizon Communications Inc.	3.15%	3/22/2030	302		279
Intel Corp	3.75%	3/25/2027	267		263
Charter Comm Opt Llc/Cap	3.75%	2/15/2028	178		172
Pfizer Inc	1.70%	5/28/2030	338		288
Us Treasury Note	4.50%	5/31/2029	107		108
Goldman Sachs Group Inc	2.62%	4/22/2032	658		564
Fnma 20Yr Pool Ma4540	2.00%	2/1/2042	141		117
Western Midstream Operat	6.35%	1/15/2029	836		891
Republic Services Inc	3.20%	3/15/2025	107		107
Cvs Health Corp	4.30%	3/25/2028	302		297
Us Treasury Note	3.88%	8/15/2034	18		17
Pnc Financial Services	5.81%	6/12/2026	267		269
Air Lease Corp	1.88%	8/15/2026	1,494		1,435
Royal Bank Of Canada	1.15%	6/10/2025	783		771
Coterra Energy Inc	3.90%	5/15/2027	605		594
Bacct 2023-A2 A2	4.98%	11/15/2028	890		900
Southern Copper Corporation	3.88%	4/23/2025	267		267
Fhlmc 20Yr Pool Rb5121	2.00%	8/1/2041	267		223
Fhlmc 20Yr Pool Sc0209	2.50%	11/1/2041	2,680		2,313
Ebay Inc	1.40%	5/10/2026	427		410
Gnma Ii 30Yr Pool Ma8268	4.50%	9/20/2052	1,669		1,590
Constellation Brands Inc	4.35%	5/9/2027	142		142
T-Mobile Usa Inc	2.55%	2/15/2031	694		603
Fox Corp	6.50%	10/13/2033	71		76
Fnma Balloon Pool Am8674	2.81%	4/1/2025	160		159
Fhlmc 30Yr Pool Qd1259	2.00%	11/1/2051	4,291		3,387
Kenvue Inc	5.35%	3/22/2026	285		292
Us Treasury Note	4.88%	10/31/2028	463		475
Bank Of Montreal	1.85%	5/1/2025	249		247
Amazon.Com Inc	3.15%	8/22/2027	1,014		992
Morgan Stanley	3.59%	7/22/2028	587		576
Gnma 2021 2 Ah	1.50%	6/16/2063	293		213
Toronto-Dominion Bank	1.15%	6/12/2025	623		613
Visa Inc	3.15%	12/14/2025	125		123
Freddie Mac	0.65%	10/27/2025	712		692
Us Treasury Note	3.50%	9/30/2026	36		35
Us Treasury Note	5.00%	8/31/2025	160		164
Republic Of Indonesia	3.85%	7/18/2027	534		529
Las Vegas Sands Corp	6.00%	8/15/2029	71		75
Gnma Ii 30Yr Pool Ma4720	4.00%	9/20/2047	795		744
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fhlmc 20Yr Pool Sc0188	2.00%	9/1/2041	130		109
Us Treasury Note	0.38%	1/31/2026	19,659		18,892
Mondelez International Inc	1.50%	5/4/2025	409		405
Fhlmc Gold 30Yr Gold Pool G08687	3.50%	1/1/2046	908		824
Bank Of Nova Scotia	1.30%	6/11/2025	125		123
Apple Inc	2.45%	8/4/2026	978		959
Foundry Jv Holdco Llc -- 144A	5.90%	1/25/2030	712		748
Credit Suisse Group Ag -144A	6.44%	8/11/2028	890		941
Fnma Balloon Pool Am3347	3.31%	5/1/2033	137		125
Goldman Sachs Group Inc	3.85%	1/26/2027	3,309		3,301
Devon Energy Corporation	5.20%	9/15/2034	196		189
Gnma Ii 30Yr Pool 787236	6.50%	1/20/2054	298		309
Charter Communications Operating Llc	5.05%	3/30/2029	445		442
Shell Finance Us Inc	2.75%	4/6/2030	196		178
Hyundai Capital America	5.95%	9/21/2026	196		202
Cigna Group/The	3.25%	4/15/2025	605		606
Altria Group Inc	4.40%	2/14/2026	89		90
United Mexican States	3.50%	2/12/2034	1,067		867
Ubs Group Ag	1.36%	1/30/2027	890		860
Exxon Mobil Corp	3.04%	3/1/2026	747		743
Cooperatieve Rabobank Ua	4.38%	8/4/2025	445		449
Total American General Life Contract No. 725840					$215,262

American United Life Insurance Company: S00020
AMXCA 2022-4 A	5.18%	10/15/2025	834		839
AEPWV 2013-1 A2	3.77%	8/1/2028	2,224		1,622
BBCMS 2022-C18 A2	5.50%	11/15/2027	1,663		1,691
BMWOT 2022-A A3	3.21%	8/25/2025	304		99
BANK5 2024-5YR7 A3	5.77%	6/15/2029	1,779		1,828
BANK 2023-BNK45 A2	5.66%	2/15/2028	741		757
BMARK 2024-V9 A3	5.60%	8/15/2057	1,338		1,366
CD 2016-CD2 A3	3.25%	10/13/2026	1,512		1,401
DBJPM 2017-C6 A4	3.07%	5/10/2027	1,779		1,703
DTRT 2023-1 A3	5.90%	3/15/2027	1,783		1,805
DCENT 2022-A3 A3	3.56%	7/15/2025	2,197		2,189
FNR 2014-81 VE	3.00%	4/25/2025	2,846		591
FNR 2017-104 PA	3.00%	9/25/2028	11,030		1,263
FNR 2022-29 NQ	4.00%	4/27/2026	2,669		1,063
FNR 2022-50 A	4.50%	6/25/2026	2,758		792
FNR 2022-54 DA	4.50%	9/25/2030	1,868		1,048
FHR 3919 AY	4.00%	9/15/2031	2,162		762
FHR 4571 CA	2.50%	11/17/2025	7,294		766
FHR 5057 AB	2.50%	7/25/2028	4,768		2,318
FHR 4888 CB	3.00%	5/15/2028	9,785		1,347
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FHR 5009 GD	2.50%	5/25/2029	3,380		944
FHR 5254 A	4.50%	10/25/2030	2,651		1,417
FHR 5263 EA	4.00%	5/25/2029	2,197		1,501
FNR 2011-36 QB	4.00%	7/25/2030	4,892		1,302
FORDO 2022-B A3	4.41%	5/15/2025	519		190
GNR 2015-16 GM	2.00%	9/22/2025	11,030		109
GNR 2020-74 DC	1.00%	10/20/2027	7,116		1,224
GNR 2021-78 D	2.50%	1/20/2031	3,736		1,801
GNR 2022-85 KA	4.00%	4/20/2026	2,846		1,333
GNR 2022-100 KA	4.00%	7/20/2026	2,224		617
GNR 2022-107 A	3.00%	2/20/2026	2,580		776
JDOT 2022-B A3	3.74%	2/17/2026	913		556
JDOT 2023-A A3	5.01%	11/16/2026	726		731
MBART 2022-1 A3	5.21%	5/15/2026	1,349		947
NAROT 2022-B A3	4.46%	3/16/2026	1,615		1,213
PCG 4.838 06/01/33	4.84%	6/1/2033	1,708		1,729
T 2 5/8 04/15/25	2.63%	4/15/2025	1,025		1,026
T 2 3/4 05/15/25	2.75%	5/15/2025	333		332
T 2 7/8 06/15/25	2.88%	6/16/2025	997		992
T 3 07/15/25	3.00%	7/15/2025	4,101		4,131
WOART 2022-B A3	3.25%	11/17/2025	584		322
WOART 2022-C A3	3.66%	2/17/2026	1,147		909
Total American United Life Insurance Company: S00020					$49,352

Prudential GA 62194
TREASURY NOTE	2.88%	5/15/2028	160		154
TREASURY NOTE	0.50%	10/31/2027	14,446		13,013
TREASURY NOTE	0.75%	4/30/2026	6,992		6,687
TREASURY NOTE	0.75%	5/31/2026	7,259		6,918
TREASURY NOTE	1.25%	11/30/2026	4,599		4,353
TREASURY NOTE	1.50%	11/30/2028	4,243		3,816
TREASURY NOTE	2.75%	5/31/2029	2,686		2,518
TREASURY NOTE	2.75%	7/31/2027	10,950		10,671
TREASURY NOTE	2.75%	8/15/2032	10,069		9,035
TREASURY NOTE	3.13%	8/31/2029	7,810		7,480
TREASURY NOTE	3.88%	8/15/2033	13,316		12,872
TREASURY NOTE	4.63%	9/30/2030	7,632		7,793
TREASURY NOTE	4.25%	12/31/2025	3,327		3,328
TREASURY NOTE	4.00%	1/15/2027	9,465		9,592
TREASURY NOTE	4.25%	2/28/2031	6,582		6,603
TREASURY NOTE	4.38%	7/15/2027	9,093		9,300
TREASURY NOTE	4.25%	11/15/2034	2,083		2,041
TREASURY NOTE	4.13%	11/15/2027	2,491		2,493
TREASURY NOTE	4.50%	12/31/2031	1,250		1,251
TREASURY NOTE	4.38%	12/31/2029	2,491		2,489
FHLB	1.25%	7/23/2030	463		385
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FHLB	1.75%	6/20/2031	125		103
FFCB	1.48%	11/26/2032	125		96
FFCB	1.57%	9/23/2030	552		465
FFCB	1.77%	2/4/2031	160		136
FHLMC	1.22%	8/19/2030	240		198
FNMA	6.63%	11/15/2030	463		517
FNMA	0.88%	8/5/2030	36		29
FNMA	—%	3/17/2031	142		106
PEFCO	1.40%	7/15/2028	1,797		1,623
TVA	—%	7/15/2034	27		16
FGOLD 30YR GIANT	5.50%	1/1/2035	28		29
FGOLD 30YR GIANT	4.50%	6/1/2039	38		37
FGOLD 30YR GIANT	4.00%	11/1/2039	122		116
FGOLD 30YR GIANT	4.50%	12/1/2039	71		69
FGOLD 30YR GIANT	5.50%	1/1/2040	38		39
FGOLD 30YR GIANT	4.00%	12/1/2040	94		89
FGOLD 30YR GIANT	4.00%	12/1/2040	109		104
FGOLD 30YR GIANT	4.00%	2/1/2041	202		192
FGOLD 30YR GIANT	4.50%	4/1/2041	265		259
FGOLD 30YR GIANT	3.00%	6/1/2042	131		116
FGOLD 30YR GIANT	3.50%	9/1/2042	221		203
FGOLD 15YR GIANT	3.00%	1/1/2032	208		199
FGOLD 15YR GIANT	2.00%	1/1/2032	128		119
FGOLD 30YR GIANT	4.00%	8/1/2047	127		118
FGOLD 30YR GIANT	4.50%	8/1/2047	135		129
FGOLD 30YR GIANT	5.50%	6/1/2038	180		184
FGOLD 30YR GIANT	4.50%	10/1/2039	153		149
FGOLD 30YR GIANT	4.50%	11/1/2039	30		29
FGOLD 30YR GIANT	3.50%	5/1/2045	357		324
FGOLD 30YR GIANT	4.00%	11/1/2045	222		208
FGOLD 30YR GIANT	3.50%	12/1/2045	549		499
FGOLD 30YR GIANT	4.00%	12/1/2046	179		167
FGOLD 30YR GIANT	3.00%	1/1/2047	337		295
FGOLD 30YR GIANT	3.00%	2/1/2047	746		652
FGOLD 15YR GIANT	2.50%	12/1/2031	91		86
FGOLD 20YR	3.00%	1/1/2037	118		109
FGOLD 20YR	3.50%	11/1/2037	95		89
FGOLD 20YR	3.00%	12/1/2037	84		77
FGOLD 15YR	4.00%	6/1/2026	10		10
FGOLD 15YR	4.00%	7/1/2026	13		13
FGOLD 30YR	3.00%	12/1/2042	293		260
FGOLD 30YR	3.00%	10/1/2042	173		154
FGOLD 30YR	3.00%	1/1/2043	495		441
FGOLD 30YR	4.00%	11/1/2040	84		79
FGOLD 30YR	4.00%	12/1/2040	246		233
FGOLD 15YR	2.50%	8/1/2028	50		49
FGOLD 15YR	3.00%	8/1/2029	86		83
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FGOLD 15YR	2.50%	4/1/2031	102		97
FGOLD 15YR	2.50%	7/1/2031	91		86
FHLMC 30YR UMBS MIRROR	2.50%	10/1/2046	87		73
FHLMC 30YR UMBS MIRROR	4.00%	7/1/2048	24		22
FHLMC 30YR UMBS MIRROR	4.50%	12/1/2048	166		159
FHLMC 15YR UMBS SUPER	1.50%	9/1/2036	853		736
FHLMC 15YR UMBS SUPER	1.50%	1/1/2037	167		144
FHLMC 15YR UMBS SUPER	2.50%	10/1/2035	552		509
FHLMC 30YR UMBS SUPER	2.00%	2/1/2051	1,537		1,207
FHLMC 30YR UMBS SUPER	1.50%	11/1/2050	622		461
FHLMC 30YR UMBS SUPER	2.00%	12/1/2050	2,511		1,973
FHLMC 30YR UMBS SUPER	2.00%	3/1/2051	694		544
FHLMC 30YR UMBS SUPER	2.50%	4/1/2051	2,579		2,121
FHLMC 30YR UMBS SUPER	5.50%	11/1/2052	824		820
FHLMC 30YR UMBS SUPER	5.50%	11/1/2053	1,558		1,551
FGOLD 30YR	5.00%	8/1/2041	223		222
FGOLD 30YR	5.00%	7/1/2041	24		24
FHLMC GOLD 30YR	2.50%	1/1/2043	214		184
FHLMC GOLD 30YR	3.00%	2/1/2043	389		347
FHLMC GOLD 30YR	3.50%	9/1/2043	300		274
FHLMC GOLD 15YR CASH ISSUANCE	3.00%	6/1/2029	142		139
FHLMC GOLD 15YR CASH ISSUANCE	3.00%	6/1/2029	200		195
FHLMC GOLD 30YR	3.50%	12/1/2046	134		121
FHLMC GOLD 30YR	4.50%	7/1/2047	74		71
FHLMC GOLD 30YR	4.00%	1/1/2048	187		174
FHLMC 30YR UMBS	2.50%	10/1/2051	2,965		2,455
FHLMC 20YR UMBS	2.00%	6/1/2040	553		466
FHLMC 20YR UMBS	4.50%	10/1/2042	443		425
FNMA 30YR	5.50%	5/1/2037	42		43
FNMA 30YR	5.50%	6/1/2033	52		53
FNMA 30YR	5.50%	10/1/2033	65		66
FNMA 30YR	4.00%	12/1/2040	160		152
FNMA 30YR	4.00%	1/1/2041	184		175
FNMA 30YR	4.50%	2/1/2041	419		408
FNMA 30YR	4.00%	2/1/2041	90		85
FNMA 30YR	4.00%	1/1/2042	233		221
FNMA 30YR	3.00%	10/1/2043	36		32
FNMA 30YR	5.00%	12/1/2034	126		126
FNMA 15YR	3.00%	5/1/2027	68		67
FNMA 30YR	4.50%	5/1/2039	48		47
FNMA 30YR	3.50%	8/1/2042	338		309
FNMA 30YR	3.50%	5/1/2042	606		555
FNMA 30YR	3.00%	12/1/2042	198		176
FNMA 30YR	3.00%	1/1/2043	396		352
FNMA 30YR	3.00%	2/1/2043	533		473
FNMA 30YR	3.00%	7/1/2043	221		196
FNMA 30YR	3.50%	3/1/2043	330		302
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FNMA 30YR	3.00%	10/1/2043	115		102
FNMA 15YR	3.00%	8/1/2028	93		91
FNMA 30YR	4.00%	9/1/2044	141		132
FNMA 30YR	4.00%	7/1/2045	122		114
FNMA 30YR	3.50%	5/1/2045	380		345
FNMA 30YR	3.50%	6/1/2045	477		433
FNMA 15YR	3.00%	12/1/2030	86		83
FNMA 30YR	4.00%	12/1/2045	195		183
FNMA 30YR	3.50%	4/1/2046	196		177
FNMA 30YR	4.00%	7/1/2046	42		39
FNMA 15YR	2.00%	8/1/2031	145		135
FNMA 30YR	2.50%	9/1/2046	266		224
FNMA 20YR	3.00%	11/1/2036	293		270
FNMA 30YR	3.00%	11/1/2046	295		258
FNMA 30YR	3.00%	12/1/2046	86		75
FNMA 30YR	3.50%	12/1/2046	373		337
FNMA 30YR	3.00%	1/1/2047	932		813
FNMA 30YR	4.00%	2/1/2047	346		323
FNMA 15YR	2.50%	7/1/2028	49		48
FNMA 30YR	3.00%	9/1/2043	81		72
FNMA 15YR	2.50%	8/1/2028	66		64
FNMA 15YR	2.50%	8/1/2028	7		7
FNMA 15YR	3.00%	11/1/2028	49		48
FNMA 30YR	4.00%	10/1/2043	66		62
FNMA 15YR	2.50%	2/1/2029	42		41
FNMA 15YR	2.50%	7/1/2030	55		53
FNMA 30YR	5.50%	4/1/2034	58		59
FNMA 30YR	5.00%	4/1/2034	269		271
FNMA 30YR	5.50%	9/1/2034	57		58
FNMA 30YR	5.00%	7/1/2035	81		81
FNMA 30YR	5.50%	2/1/2035	95		97
FNMA 30YR	3.00%	10/1/2046	453		395
FNMA 30YR	3.50%	9/1/2047	263		238
FNMA 15YR	3.50%	12/1/2030	44		43
FNMA 30YR	4.00%	1/1/2048	148		138
FNMA 30YR	4.50%	11/1/2048	94		90
FNMA 30YR UMBS	2.50%	8/1/2050	2,158		1,778
FNMA 30YR UMBS	2.00%	12/1/2050	499		396
FNMA 30YR UMBS SUPER	2.50%	4/1/2051	1,077		896
FNMA 30YR UMBS SUPER	3.00%	7/1/2050	571		495
FNMA 30YR UMBS SUPER	3.00%	3/1/2052	1,355		1,171
FNMA 30YR UMBS SUPER	2.50%	5/1/2052	723		598
FNMA 30YR	6.50%	12/1/2037	39		41
FNMA 30YR	6.00%	5/1/2038	174		182
FNMA 30YR	4.00%	9/1/2040	89		84
FNMA 30YR	5.50%	3/1/2038	69		71
FNMA 30YR	4.00%	3/1/2039	30		28
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FNMA 30YR	4.50%	2/1/2041	395		385
FNMA 30YR	4.50%	3/1/2041	125		122
FNMA 30YR	3.50%	5/1/2042	345		316
FNMA 30YR	3.50%	9/1/2042	133		122
FNMA 30YR	3.50%	6/1/2042	1,221		1,118
FNMA 30YR	3.00%	10/1/2042	192		171
FNMA 30YR	3.50%	11/1/2042	455		417
FNMA 30YR	3.00%	12/1/2042	368		327
FNMA 30YR	3.00%	1/1/2043	97		87
FNMA 30YR	3.00%	1/1/2043	279		248
FNMA 30YR	3.00%	1/1/2043	319		283
FNMA 30YR	3.00%	3/1/2043	472		419
FNMA 30YR	4.50%	9/1/2039	47		46
FNMA 20YR	4.50%	6/1/2031	72		72
FNMA 30YR	3.50%	1/1/2046	152		138
FNMA 30YR	4.50%	12/1/2048	60		58
FNMA 30YR	3.00%	11/1/2046	277		241
FNMA 30YR	3.00%	1/1/2047	352		307
FNMA 30YR	4.00%	10/1/2047	571		532
FNMA 30YR	3.50%	11/1/2047	465		419
FNMA 30YR	4.50%	3/1/2048	85		82
FNMA 30YR	4.00%	2/1/2048	127		118
FNMA 30YR	4.00%	4/1/2048	260		242
FNMA 15YR	3.50%	3/1/2033	64		62
FNMA 15YR	3.50%	5/1/2033	150		145
FNMA 15YR UMBS	2.00%	7/1/2036	354		315
FNMA 20YR UMBS	2.00%	8/1/2040	634		534
FNMA 30YR UMBS	1.50%	9/1/2050	1,380		1,024
FNMA 30YR UMBS	2.00%	9/1/2050	1,319		1,037
FNMA 30YR UMBS	2.50%	9/1/2050	1,902		1,568
FNMA 15YR UMBS	2.50%	9/1/2035	402		368
FNMA 30YR UMBS	1.50%	10/1/2050	118		88
FNMA 30YR UMBS	2.00%	10/1/2050	1,217		957
FNMA 30YR UMBS	2.50%	10/1/2050	3,158		2,602
FNMA 30YR UMBS	2.00%	11/1/2050	3,231		2,540
FNMA 20YR UMBS	2.00%	1/1/2041	1,829		1,537
FNMA 30YR UMBS	2.00%	1/1/2051	633		495
FNMA 30YR UMBS	1.50%	12/1/2050	2,962		2,196
FNMA 30YR UMBS	2.00%	2/1/2051	2,757		2,164
FNMA 30YR UMBS	2.00%	3/1/2051	1,386		1,088
FNMA 15YR UMBS	2.00%	5/1/2036	1,115		991
FNMA 20YR UMBS	2.00%	5/1/2041	1,878		1,572
FNMA 20YR UMBS	2.50%	5/1/2041	1,275		1,100
FNMA 15YR UMBS	2.50%	6/1/2036	668		610
FNMA 30YR UMBS	4.00%	6/1/2052	842		773
FNMA 30YR UMBS	5.00%	7/1/2052	735		716
FNMA 15YR UMBS	4.00%	7/1/2037	490		473
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
FNMA 30YR UMBS	5.50%	11/1/2052	1,124		1,118
FNMA 30YR UMBS	6.00%	10/1/2053	1,572		1,589
FNMA 30YR	4.00%	7/1/2040	45		43
FNMA 30YR	3.50%	6/1/2039	91		84
FNMA 30YR	4.00%	10/1/2040	37		35
GNMA 30YR	3.50%	1/15/2042	191		176
GNMA 30YR	3.00%	11/15/2042	293		260
GNMA2 30YR	4.00%	4/20/2042	58		55
GNMA2 30YR	3.00%	8/20/2042	111		99
GNMA2 30YR	3.50%	8/20/2042	331		304
GNMA2 30YR	3.00%	9/20/2042	230		206
GNMA2 30YR	3.50%	9/20/2042	268		246
GNMA2 30YR	3.50%	10/20/2042	268		246
GNMA2 30YR	3.00%	12/20/2042	118		105
GNMA2 30YR	3.00%	1/20/2043	164		146
GNMA2 30YR	3.50%	5/20/2043	343		314
GNMA2 30YR	4.50%	6/20/2044	177		172
GNMA2 30YR	3.50%	10/20/2044	274		250
GNMA2 30YR	4.00%	10/20/2044	206		194
GNMA2 30YR	3.00%	12/20/2044	65		57
GNMA2 30YR	3.50%	4/20/2046	183		166
GNMA2 30YR	3.50%	4/20/2045	315		287
GNMA2 30YR	3.50%	6/20/2045	127		115
GNMA2 30YR	3.00%	8/20/2045	163		144
GNMA2 30YR	3.00%	9/20/2045	155		137
GNMA2 30YR	4.00%	12/20/2045	339		320
GNMA2 30YR	3.00%	5/20/2046	213		188
GNMA2 30YR	4.00%	5/20/2046	165		155
GNMA2 30YR	3.00%	7/20/2046	488		429
GNMA2 30YR	3.50%	7/20/2046	140		127
GNMA2 30YR	3.50%	8/20/2046	161		146
GNMA2 30YR	3.50%	9/20/2046	166		150
GNMA2 30YR	3.00%	10/20/2046	413		364
GNMA2 30YR	4.00%	10/20/2046	64		60
GNMA2 30YR	3.50%	11/20/2046	53		48
GNMA2 30YR	4.00%	11/20/2046	78		73
GNMA2 30YR	2.50%	12/20/2046	109		92
GNMA2 30YR	3.50%	12/20/2046	577		523
GNMA2 30YR	4.00%	3/20/2047	158		148
GNMA2 30YR	3.50%	8/20/2048	93		84
GNMA2 30YR	3.50%	7/20/2047	209		189
GNMA2 30YR	4.00%	8/20/2047	203		190
GNMA2 30YR	3.50%	8/20/2047	145		131
GNMA2 30YR	4.00%	9/20/2047	236		221
GNMA2 30YR	3.50%	11/20/2047	390		353
GNMA2 30YR	4.00%	12/20/2047	99		93
GNMA2 30YR	3.00%	1/20/2048	189		166
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
GNMA2 30YR	4.00%	1/20/2048	144		135
GNMA2 30YR	4.50%	1/20/2048	93		90
GNMA2 30YR	4.50%	2/20/2048	87		84
GNMA2 30YR	3.00%	10/20/2049	67		59
GNMA2 30YR	3.50%	12/20/2048	213		193
GNMA2 30YR	4.00%	4/20/2049	983		918
GNMA2 30YR	3.00%	7/20/2049	214		188
GNMA2 30YR	3.00%	9/20/2049	239		209
GNMA 30YR	3.00%	12/20/2049	292		255
GNMA2 30YR	3.50%	12/20/2049	150		135
GNMA2 30YR	2.00%	12/20/2050	1,107		889
GNMA2 30YR	2.00%	3/20/2051	583		468
GNMA2 30YR	2.50%	3/20/2051	3,231		2,709
GNMA2 30YR	2.50%	5/20/2051	1,664		1,394
GNMA2 30YR	3.00%	6/20/2051	455		397
GNMA2 30YR	2.00%	7/20/2051	670		537
GNMA2 30YR	3.00%	7/20/2051	1,550		1,349
GNMA2 30YR	2.50%	8/20/2051	746		625
GNMA2 30YR	2.00%	9/20/2051	417		334
GNMA2 30YR	3.50%	1/20/2052	854		768
GNMA2 30YR	4.50%	7/20/2052	955		910
GNMA2 30YR	4.50%	8/20/2052	770		733
GNMA 30YR	3.50%	5/15/2043	102		93
GNMA 30YR	3.00%	3/15/2043	80		70
GNMA2 15YR	3.00%	3/20/2027	17		17
GNMA2 30YR	5.00%	8/20/2039	36		36
GNMA2 30YR	4.50%	5/20/2040	139		136
GNMA2 30YR	4.50%	7/20/2040	88		86
GNMA2 30YR	4.00%	9/20/2040	103		98
GNMA2 30YR	4.00%	10/20/2040	164		156
GNMA2 30YR	4.50%	10/20/2040	102		100
GNMA2 30YR	4.50%	12/20/2040	152		149
GNMA2 30YR	4.00%	2/20/2041	37		35
GNMA2 30YR	4.00%	1/20/2041	67		64
GNMA2 30YR	4.00%	3/20/2041	109		104
GNMA2 30YR	5.00%	4/20/2041	128		128
GNMA2 30YR	4.50%	8/20/2041	130		127
GNMA2 30YR	4.50%	7/20/2041	43		42
GNMA 30YR	4.50%	11/15/2039	59		58
GNMA 30YR	4.50%	4/15/2040	133		130
GNMA 30YR	5.00%	5/15/2035	45		46
GNMA 30YR PLATINUM	5.00%	7/15/2039	66		67
GNMA 30YR	5.50%	4/15/2038	23		24
GNMA 30YR	5.50%	6/15/2038	122		125
GNMA2 30YR TBA(REG C)	4.50%	2/20/2025	(890)		(843)
CHAIT_23-A2	5.08%	9/15/2030	890		906
CHAIT_24-A2	4.63%	1/15/2031	178		178
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
BBCMS_20-C8	1.62%	10/15/2053	1,508		1,384
BANK_21-BN37	2.37%	11/15/2064	1,067		893
BANK_19-BN22	2.73%	11/15/2062	845		761
BANK_21-BN31	1.77%	2/15/2054	1,779		1,493
BBCMS_19-C4	2.66%	8/15/2052	949		874
BMARK_20-B17	2.04%	3/15/2053	2,135		1,824
BMARK_20-B18	1.67%	7/15/2053	1,245		1,059
COMM_16-DC2	3.50%	2/10/2049	860		855
COMM_16-DC2	3.77%	2/10/2049	1,245		1,233
CSAIL_15-C3	3.45%	8/15/2048	488		487
CSAIL_16-C5	3.76%	11/15/2048	658		653
CSAIL_16-C7	3.21%	11/15/2049	859		849
DBJPM_17-C6	3.27%	6/10/2050	29		28
CGCMT_15-GC33	3.52%	9/10/2058	353		352
JPMBB_15-C30	3.55%	7/15/2048	891		889
JPMCC_19-COR4	3.76%	3/10/2052	1,423		1,366
MSBAM_15-C23	3.45%	7/15/2050	1,657		1,653
MSBAM_15-C25	3.37%	10/15/2048	1,245		1,238
UBSCM_19-C17	2.67%	10/15/2052	445		399
UBSCM_18-C13	4.07%	10/15/2051	1,240		1,216
WFCM_16-C37	3.79%	12/15/2049	1,076		1,056
ELEVANCE HLTH INC	3.65%	12/1/2027	169		165
ELEVANCE HLTH INC	4.10%	3/1/2028	213		211
ELEVANCE HLTH INC	2.25%	5/15/2030	347		302
ELEVANCE HLTH INC	5.15%	6/15/2029	44		45
ARCH CAP FIN LLC	4.01%	12/15/2026	44		44
BANCO SANTANDER SA	3.80%	2/23/2028	712		693
BANK OF AMER CORP	3.97%	3/5/2029	240		236
BANK OF AMER CORP	2.50%	2/13/2031	1,610		1,428
BANK OF AMER CORP	2.69%	4/22/2032	178		154
BANK OF AMER CORP	2.97%	2/4/2033	302		264
BARCLAYS PLC	2.28%	11/24/2027	667		636
BRIXMOR OPERATING PARTNERSHIP LP	4.13%	6/15/2026	222		221
BRIXMOR OPERATING PARTNERSHIP LP	3.90%	3/15/2027	311		308
BRIXMOR OPERATING PARTNERSHIP LP	2.25%	4/1/2028	534		491
BROADSTONE NET LEASE INC	2.60%	9/15/2031	178		148
COMERICA INC	5.98%	1/30/2030	596		617
COREBRIDGE FINL INC	3.90%	4/5/2032	329		302
CUBESMART LP	2.25%	12/15/2028	151		136
DEUTSCHE BK NY	6.72%	1/18/2029	294		314
DEUTSCHE BK NY	6.82%	11/20/2029	534		562
FAIRFAX FINL HLDGS LTD	5.63%	8/16/2032	596		615
GOLDMAN SACHS GRP INC	5.85%	4/25/2035	98		101
GOLDMAN SACHS GRP INC	1.99%	1/27/2032	480		401
GOLDMAN SACHS GRP INC	2.62%	4/22/2032	276		236
GOLDMAN SACHS GRP INC	1.54%	9/10/2027	836		795
HSBC HLDGS PLC	2.01%	9/22/2028	809		750
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
HSBC HLDGS PLC	2.80%	5/24/2032	578		493
HEALTHPEAK OP LLC	3.00%	1/15/2030	213		196
HOST HOTELS & RESORTS LP	5.70%	7/1/2034	133		138
HUNTINGTON BANCSHARES	6.21%	8/21/2029	623		656
JPMORGAN CHASE & CO	3.51%	1/23/2029	1,877		1,830
JPMORGAN CHASE & CO	4.45%	12/5/2029	267		262
JPMORGAN CHASE & CO	2.74%	10/15/2030	605		548
JPMORGAN CHASE & CO	2.58%	4/22/2032	703		606
JPMORGAN CHASE & CO	4.95%	10/22/2035	302		294
KIMCO REALTY OP LLC	1.90%	3/1/2028	418		385
LINCOLN NATL CORP	3.05%	1/15/2030	80		73
LLOYDS BKG GRP PLC	5.87%	3/6/2029	356		369
MITSUBISHI UFJ FINL GRP	1.54%	7/20/2027	623		596
MIZUHO FINL GRP INC	5.78%	7/6/2029	400		420
MORGAN STANLEY	4.43%	1/23/2030	818		813
MORGAN STANLEY	2.70%	1/22/2031	578		520
MORGAN STANLEY	1.93%	4/28/2032	1,085		892
MORGAN STANLEY	2.51%	10/20/2032	80		67
MORGAN STANLEY	1.59%	5/4/2027	169		162
NOMURA HLDGS INC	2.61%	7/14/2031	356		304
PNC FINL SVCS GRP INC	6.62%	10/20/2027	934		974
REALTY INCOME CORP	3.10%	12/15/2029	311		286
TRUIST FINL CORP	5.87%	6/8/2034	116		118
TRUIST FINL CORP	5.44%	1/24/2030	445		458
UBS GRP AG	4.55%	4/17/2026	489		492
US BANCORP	5.84%	6/12/2034	178		182
UNITEDHEALTH GRP INC	4.80%	1/15/2030	1,379		1,400
UNUM GRP	4.00%	6/15/2029	560		538
WELLS FARGO & CO	3.00%	10/23/2026	235		229
WELLS FARGO & CO	2.88%	10/30/2030	489		444
WELLS FARGO & CO	2.57%	2/11/2031	667		595
WELLS FARGO & CO	3.35%	3/2/2033	240		213
WELLS FARGO & CO	5.56%	7/25/2034	569		581
WELLS FARGO & CO	6.30%	10/23/2029	240		252
AT&T INC	2.55%	12/1/2033	242		195
ABBVIE INC	3.20%	11/21/2029	285		265
AMGEN INC	5.25%	3/2/2030	89		91
AUTONATION INC	3.80%	11/15/2027	311		302
AUTOZONE INC	3.75%	4/18/2029	44		43
BAT CAP CORP	3.56%	8/15/2027	28		28
BAT CAP CORP	4.70%	4/2/2027	98		99
BAT CAP CORP	6.00%	2/20/2034	302		317
BAT INTL FIN PLC	4.45%	3/16/2028	498		496
BHP BILLITON FIN USA LTD	5.25%	9/8/2033	463		472
BERRY GLOBAL INC	1.57%	1/15/2026	374		363
BOEING CO	5.15%	5/1/2030	916		911
BROADCOM INC	4.11%	9/15/2028	402		397
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
BROADCOM INC	3.42%	4/15/2033	411		363
CIGNA CORP	4.38%	10/15/2028	445		440
CVS HLTH CORP	4.30%	3/25/2028	231		227
CVS HLTH CORP	1.88%	2/28/2031	196		159
CANADIAN NATURAL RESOURCES LTD	3.85%	6/1/2027	400		393
CENOVUS ENERGY INC	2.65%	1/15/2032	178		150
COMCAST CORP	4.15%	10/15/2028	80		79
CONSTELLATION BRANDS INC	3.70%	12/6/2026	142		140
CONSTELLATION BRANDS INC	2.25%	8/1/2031	347		292
DIAMONDBACK ENERGY INC	3.13%	3/24/2031	338		302
DIAMONDBACK ENERGY INC	5.40%	4/18/2034	89		88
DUPONT DE NEMOURS INC	4.73%	11/15/2028	712		712
ENERGY TRANSFER LP	6.55%	12/1/2033	605		646
TELEDYNE FLIR LLC	2.50%	8/1/2030	240		212
FERGUSON ENTERPRISES INC	5.00%	10/3/2034	107		103
FORD MOTOR CR CO LLC	4.00%	11/13/2030	445		403
FORD MOTOR CR CO LLC	2.70%	8/10/2026	400		389
FORD MOTOR CR CO LLC	5.85%	5/17/2027	356		362
FREEPORT MCMORAN INC	4.38%	8/1/2028	267		264
GLP CAP LP GLP FIN II INC	5.38%	4/15/2026	311		315
GLP CAP LP GLP FIN II INC	5.75%	6/1/2028	133		135
GENERAL MOTORS FIN CO INC	3.60%	6/21/2030	133		122
GENERAL MOTORS FIN CO INC	5.80%	1/7/2029	213		224
GENERAL MOTORS FIN CO INC	5.55%	7/15/2029	400		415
GENPACT LUXEMBOURG SARL	6.00%	6/4/2029	400		410
GENUINE PARTS CO	4.95%	8/15/2029	311		316
HUNTINGTON INGALLS INDS INC	5.35%	1/15/2030	80		81
IDEX CORP	4.95%	9/1/2029	267		270
KINROSS GOLD CORP	4.50%	7/15/2027	44		45
KINROSS GOLD CORP	6.25%	7/15/2033	258		275
MPLX LP	4.13%	3/1/2027	409		409
MPLX LP	4.25%	12/1/2027	445		439
MPLX LP	2.65%	8/15/2030	311		276
WARNERMEDIA HLDGS INC	4.05%	3/15/2029	1,067		1,005
MARRIOTT INTL INC	3.13%	6/15/2026	267		261
MARRIOTT INTL INC	5.35%	3/15/2035	160		161
MARTIN MARIETTA MATERIALS INC	5.15%	12/1/2034	231		229
MOTOROLA SOLUTIONS INC	2.75%	5/24/2031	133		116
NEWMONT CORP	2.80%	10/1/2029	738		679
NEWMONT NEWCREST FIN	5.35%	3/15/2034	80		81
NUCOR CORP	3.95%	5/1/2028	222		217
NUTRIEN LTD	5.20%	6/21/2027	854		864
ONEOK INC	3.10%	3/15/2030	614		562
ONEOK INC	6.35%	1/15/2031	391		423
OWENS CORNING INC	3.95%	8/15/2029	9		9
PENTAIR FIN SA	4.50%	7/1/2029	178		177
PHILIP MORRIS INTL INC	2.75%	2/25/2026	934		923
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
PLAINS ALL AMERN PIPELINE LP	3.55%	12/15/2029	142		133
QUANTA SERVICES INC	4.75%	8/9/2027	142		145
ROGERS COMMS INC	5.30%	2/15/2034	311		310
SOUTHWEST AIRLINES CO	5.13%	6/15/2027	213		215
ENERGY TRANSFER LP	3.90%	7/15/2026	445		447
TARGA RESOURCES CORP	4.20%	2/1/2033	80		74
TARGA RESOURCES CORP	6.13%	3/15/2033	231		243
TOLL BROTHERS FIN CORP	4.88%	3/15/2027	756		766
TRANSCONTINENTAL GAS PIPE LINE CO	3.25%	5/15/2030	747		683
TYSON FOODS INC	3.55%	6/2/2027	71		69
TYSON FOODS INC	4.35%	3/1/2029	151		149
VERIZON COMMS INC	4.02%	12/3/2029	85		82
VERIZON COMMS INC	2.36%	3/15/2032	144		120
VIATRIS INC	2.70%	6/22/2030	418		363
WESTERN MIDSTREAM OPERATING LP	4.65%	7/1/2026	222		226
WESTINGHOUSE AIR BRAKE	3.45%	11/15/2026	356		348
WILLIAMS COS INC	3.50%	11/15/2030	311		287
WORKDAY INC	3.50%	4/1/2027	80		79
WORKDAY INC	3.70%	4/1/2029	213		205
YAMANA GOLD INC	2.63%	8/15/2031	267		227
AEP TEXAS INC	2.10%	7/1/2030	338		293
ALGONQUIN PWR & UTILITY CO	5.37%	6/15/2026	160		161
AMEREN ILLINOIS CO	3.80%	5/15/2028	302		294
CENTERPOINT ENERGY INC	2.95%	3/1/2030	267		242
DUKE ENERGY FL LLC	1.75%	6/15/2030	178		151
DUKE ENERGY FLORIDA LLC	5.88%	11/15/2033	382		401
EDISON INTL	5.25%	11/15/2028	374		377
EDISON INTL	5.45%	6/15/2029	267		270
ENTERGY LOUISIANA LLC	2.40%	10/1/2026	178		172
FIRSTENERGY CORP	3.90%	7/15/2027	356		353
FLORIDA PWR & LT CO	5.15%	6/15/2029	356		361
PPL ELEC UTILITIES CORP	5.00%	5/15/2033	267		265
PACIFIC GAS & ELEC CO	3.25%	6/1/2031	338		301
PACIFICORP	2.70%	9/15/2030	125		111
PUBLIC SVC CO NH	5.35%	10/1/2033	267		273
SEMPRA	3.40%	2/1/2028	80		78
SOUTHERN CA EDISON CO	2.50%	6/1/2031	311		267
SOUTHERN CA GAS CO	2.95%	4/15/2027	623		603
SOUTHERN CA GAS CO	5.05%	9/1/2034	329		330
VIRGINIA ELEC & PWR CO	5.05%	8/15/2034	82		81
XCEL ENERGY INC	4.00%	6/15/2028	712		690
CORP ANDINA DE FOMENTO	5.00%	1/24/2029	44		46
ADVOCATE HLTH CORP	2.21%	6/15/2030	658		574
ASCENSION HLTH	2.53%	11/15/2029	213		193
COMMONSPIRIT HLTH	5.21%	12/1/2031	916		916
JOHNS HOPKINS UNIV	4.71%	7/1/2032	222		223
PEACEHEALTH OBLIGATED GRP	1.38%	11/15/2025	44		43
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
STANFORD UNIV	1.29%	6/1/2027	712		657
SUTTER HEALTH	3.70%	8/15/2028	516		502
UPMC TAXABLE REV BONDS	5.04%	5/15/2033	712		704
UNIVERSITY CA	3.06%	7/1/2025	578		583
UNIVERSITY CA	3.35%	7/1/2029	578		558
UNIVERSITY CA	1.61%	5/15/2030	934		798
SANDS CHINA LTD	5.40%	8/8/2028	356		359
INDONESIA REP OF	3.50%	1/11/2028	356		345
INDONESIA REP OF	4.15%	9/20/2027	480		475
PANAMA REP OF	7.13%	1/29/2026	534		558
PERU REP OF	2.78%	1/23/2031	69		60
POLAND REP OF	4.63%	3/18/2029	676		677
MEXICO UNITED MEXICAN STATES	5.00%	5/7/2029	356		346
CASH					1,220
Total Prudential GA 62194					$308,147

Reinsurance Group of America Contract No. RGA00084
US Dollar	4.83%		3,102		3,102
NET RECEIVABLE	—%		110		110
Kinder Morgan, Inc. 4.30 06/01/2025	4.30%	6/1/2025	3,158		3,162
Cox Enterprises, Inc. 3.85 02/01/2025	3.85%	2/1/2025	2,491		2,528
CRH PLC 3.875 05/18/2025	3.88%	5/18/2025	1,690		1,689
Burlington Northern Santa Fe LLC 3.442 06/16/2028	3.44%	6/16/2028	572		544
Wells Fargo & Co. 4.30 07/22/2027	4.30%	7/22/2027	445		447
HSBC Holdings PLC 4.25 08/18/2025	4.25%	8/18/2025	890		900
BNP Paribas SA 4.375 09/28/2025	4.38%	9/28/2025	1,868		1,876
Capital One Financial Corp. 4.20 10/29/2025	4.20%	10/29/2025	890		890
BNP Paribas SA 4.375 05/12/2026	4.38%	5/12/2026	1,112		1,106
Lloyds Banking Group PLC 4.582 12/10/2025	4.58%	12/10/2025	1,646		1,642
Fannie Mae 4.50 08/01/2040	4.50%	8/1/2040	1,381		1,329
Charter Communications, Inc. 4.908 07/23/2025	4.91%	7/23/2025	445		454
Fannie Mae 3.50 02/01/2037	3.50%	2/1/2037	2,994		2,836
Barclays PLC 4.836 05/09/2028	4.84%	5/9/2028	1,468		1,452
Fannie Mae 7.483 07/01/2047	7.48%	7/1/2047	513		529
Freddie Mac Gold 4.50 09/01/2044	4.50%	9/1/2044	2,923		2,823
Fannie Mae 7.485 07/01/2047	7.49%	7/1/2047	349		358
Fannie Mae 4.50 01/01/2043	4.50%	1/1/2043	2,976		2,869
Freddie Mac 7.37 05/01/2047	7.37%	5/1/2047	45		47
Freddie Mac Gold 4.50 07/01/2045	4.50%	7/1/2045	2,146		2,091
Fannie Mae 4.50 06/01/2047	4.50%	6/1/2047	2,337		2,249
Fannie Mae 7.45 06/01/2047	7.45%	6/1/2047	245		253
Freddie Mac 7.38 07/01/2047	7.38%	7/1/2047	23		24
Bank of America Corp. 3.593 07/21/2028	3.59%	7/21/2028	712		700
Freddie Mac Gold 4.50 04/01/2047	4.50%	4/1/2047	1,396		1,345
Fannie Mae 7.013 10/01/2047	7.01%	10/1/2047	229		237
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Fannie Mae 7.11 10/01/2047	7.11%	10/1/2047	57		58
Charter Communications, Inc. 4.20 03/15/2028	4.20%	3/15/2028	2,891		2,830
Freddie Mac Gold 4.50 10/01/2047	4.50%	10/1/2047	360		346
SLM Student Loan Trust 6.04529 01/25/2041	6.05%	1/25/2041	608		615
Freddie Mac Gold 4.00 11/01/2045	4.00%	11/1/2045	299		276
CVS Health Corp. 4.30 03/25/2028	4.30%	3/25/2028	1,455		1,427
SLM Student Loan Trust 5.61529 07/25/2040	5.62%	7/25/2040	3,224		3,219
SLM Student Loan Trust 6.07529 01/25/2040	6.08%	1/25/2040	1,335		1,338
Freddie Mac 3.38 06/01/2048	3.38%	6/1/2048	111		112
Bank of America Corp. 3.419 12/20/2028	3.42%	12/20/2028	311		299
Bayer AG 4.375 12/15/2028	4.38%	12/15/2028	1,646		1,586
Charter Communications, Inc. 5.05 03/30/2029	5.05%	3/30/2029	445		441
Fannie Mae 5.00 02/01/2049	5.00%	2/1/2049	162		160
Fannie Mae 5.00 03/01/2049	5.00%	3/1/2049	547		539
Fannie Mae 5.00 12/01/2048	5.00%	12/1/2048	674		666
Bank of America Corp. 3.559 04/23/2027	3.56%	4/23/2027	934		925
Imperial Brands PLC 3.875 07/26/2029	3.88%	7/26/2029	1,423		1,369
The Cigna Group 4.375 10/15/2028	4.38%	10/15/2028	1,646		1,628
Wells Fargo & Co. 2.879 10/30/2030	2.88%	10/30/2030	445		403
Fannie Mae 3.336 10/01/2049	3.34%	10/1/2049	1,021		1,029
Dow, Inc. 4.80 11/30/2028	4.80%	11/30/2028	801		799
Prosus NV 3.68 01/21/2030	3.68%	1/21/2030	1,601		1,471
JPMorgan Chase & Co. 4.493 03/24/2031	4.49%	3/24/2031	2,090		2,062
Wells Fargo & Co. 4.478 04/04/2031	4.48%	4/4/2031	2,980		2,917
CVS Health Corp. 3.75 04/01/2030	3.75%	4/1/2030	712		658
Oracle Corp. 2.95 04/01/2030	2.95%	4/1/2030	1,735		1,579
Dominion Energy, Inc. 3.375 04/01/2030	3.38%	4/1/2030	2,046		1,899
The Southern Co. 3.70 04/30/2030	3.70%	4/30/2030	1,557		1,472
JPMorgan Chase & Co. 2.522 04/22/2031	2.52%	4/22/2031	1,112		985
JPMorgan Chase & Co. 2.083 04/22/2026	2.08%	4/22/2026	445		443
Philip Morris International, Inc. 2.10 05/01/2030	2.10%	5/1/2030	4,136		3,590
Boston Properties, Inc. 3.25 01/30/2031	3.25%	1/30/2031	667		596
JPMorgan Chase & Co. 2.956 05/13/2031	2.96%	5/13/2031	1,156		1,039
RELX PLC 3.00 05/22/2030	3.00%	5/22/2030	1,067		973
AT&T, Inc. 2.75 06/01/2031	2.75%	6/1/2031	3,024		2,638
HSBC Holdings PLC 2.848 06/04/2031	2.85%	6/4/2031	1,779		1,566
Freddie Mac Pool 2.50 07/01/2050	2.50%	7/1/2050	5,604		4,637
Fannie Mae 2.50 08/01/2050	2.50%	8/1/2050	6,334		5,261
NatWest Group PLC 3.032 11/28/2035	3.03%	11/28/2035	534		463
British American Tobacco PLC 2.726 03/25/2031	2.73%	3/25/2031	2,313		2,013
British American Tobacco PLC 2.259 03/25/2028	2.26%	3/25/2028	400		370
Barclays PLC 3.564 09/23/2035	3.56%	9/23/2035	400		357
State Street Corp. 3.152 03/30/2031	3.15%	3/30/2031	3,158		2,918
Fannie Mae 2.50 09/01/2040	2.50%	9/1/2040	12,501		10,803
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	1,346		1,166
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
AbbVie, Inc. 3.20 11/21/2029	3.20%	11/21/2029	1,468		1,367
The Williams Co., Inc. 3.25 05/15/2030	3.25%	5/15/2030	1,690		1,547
Freddie Mac Pool 2.50 10/01/2040	2.50%	10/1/2040	3,783		3,269
Freddie Mac Pool 2.50 11/01/2050	2.50%	11/1/2050	2,527		2,099
Freddie Mac Pool 2.50 08/01/2040	2.50%	8/1/2040	4,462		3,925
Fannie Mae 2.50 01/01/2041	2.50%	1/1/2041	2,586		2,228
T-Mobile U.S., Inc. 2.55 02/15/2031	2.55%	2/15/2031	2,313		2,012
NextEra Energy, Inc. 1.90 06/15/2028	1.90%	6/15/2028	2,313		2,096
Prosus NV 3.061 07/13/2031	3.06%	7/13/2031	2,179		1,861
Freddie Mac Pool 2.50 07/01/2041	2.50%	7/1/2041	4,906		4,206
Fannie Mae 2.50 12/01/2051	2.50%	12/1/2051	5,262		4,357
The Goldman Sachs Group, Inc. 3.615 03/15/2028	3.62%	3/15/2028	2,624		2,580
Charter Communications, Inc. 4.40 04/01/2033	4.40%	4/1/2033	489		442
British American Tobacco PLC 4.742 03/16/2032	4.74%	3/16/2032	1,245		1,215
Wells Fargo & Co. 3.908 04/25/2026	3.91%	4/25/2026	1,423		1,429
Verizon Communications, Inc. 2.355 03/15/2032	2.36%	3/15/2032	1,914		1,601
Capital One Financial Corp. 5.268 05/10/2033	5.27%	5/10/2033	489		480
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	1,703		1,517
Fannie Mae 3.50 07/01/2052	3.50%	7/1/2052	5,860		5,239
Kinder Morgan, Inc. 4.80 02/01/2033	4.80%	2/1/2033	1,112		1,079
Fannie Mae 2.526 06/01/2052	2.53%	6/1/2052	3,970		3,581
Freddie Mac 4.231 09/01/2052	4.23%	9/1/2052	14,527		14,200
Freddie Mac 3.333 07/01/2052	3.33%	7/1/2052	7,586		7,224
T-Mobile U.S., Inc. 5.20 01/15/2033	5.20%	1/15/2033	1,468		1,488
The Southern Co. 5.70 10/15/2032	5.70%	10/15/2032	2,402		2,496
Boston Properties, Inc. 6.75 12/01/2027	6.75%	12/1/2027	2,046		2,145
Bank of America Corp. 6.204 11/10/2028	6.20%	11/10/2028	1,779		1,858
Ford Credit Auto Owner Trust 5.27 05/17/2027	5.27%	5/17/2027	4,256		4,285
Exelon Corp. 3.35 03/15/2032	3.35%	3/15/2032	1,957		1,752
Freddie Mac Pool 3.50 08/01/2052	3.50%	8/1/2052	724		645
Freddie Mac 4.725 01/01/2053	4.73%	1/1/2053	1,723		1,714
UBS Group AG 5.711 01/12/2027	5.71%	1/12/2027	578		598
Freddie Mac 3.976 01/01/2053	3.98%	1/1/2053	4,183		4,043
Fannie Mae 3.50 05/01/2052	3.50%	5/1/2052	3,761		3,344
Capital One Financial Corp. 5.817 02/01/2034	5.82%	2/1/2034	400		412
Fannie Mae 3.50 04/01/2052	3.50%	4/1/2052	2,194		1,955
U.S. Treasury Note/Bond 4.625 02/28/2025	4.63%	2/28/2025	4,508		4,580
Texas Natural Gas Securitization Finance Corp. 5.102 04/01/2035	5.10%	4/1/2035	2,638		2,678
Freddie Mac Pool 3.50 06/01/2052	3.50%	6/1/2052	2,697		2,398
Ford Motor Credit Co. LLC 6.80 05/12/2028	6.80%	5/12/2028	445		464
Freddie Mac Pool 3.50 07/01/2052	3.50%	7/1/2052	2,389		2,124
The Charles Schwab Corp. 5.643 05/19/2029	5.64%	5/19/2029	1,290		1,324
The Charles Schwab Corp. 5.853 05/19/2034	5.85%	5/19/2034	623		645
Capital One Financial Corp. 6.377 06/08/2034	6.38%	6/8/2034	489		510
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	Fannie Mae 3.50 02/01/2053	3.50%	2/1/2053	5,208		4,625
	Fannie Mae 3.50 06/01/2052	3.50%	6/1/2052	971		863
	Fannie Mae 3.00 11/01/2040	3.00%	11/25/2040	1,884		1,706
	Freddie Mac 4.626 08/01/2053	4.63%	8/1/2053	3,879		3,779
	U.S. Treasury Note/Bond 5.00 08/31/2025	5.00%	8/31/2025	7,748		7,917
	Ford Motor Credit Co. LLC 6.798 11/07/2028	6.80%	11/7/2028	1,023		1,070
	The Charles Schwab Corp. 6.196 11/17/2029	6.20%	11/17/2029	489		514
	U.S. Treasury Note/Bond 4.375 11/30/2028	4.38%	11/30/2028	1,039		1,043
	Honda Auto Receivables Owner Trust 5.67 06/21/2028	5.67%	6/21/2028	2,841		2,891
	Fannie Mae 3.50 11/01/2051	3.50%	11/1/2051	2,320		2,066
	U.S. Treasury Note/Bond 4.25 01/31/2026	4.25%	1/31/2026	10,674		10,864
	Freddie Mac Pool 3.50 05/01/2052	3.50%	5/1/2052	891		792
	Fannie Mae 4.00 08/01/2052	4.00%	8/1/2052	1,020		937
	U.S. Treasury Note/Bond 4.125 03/31/2031	4.13%	3/31/2031	961		953
	U.S. Treasury Note/Bond 4.875 05/31/2026	4.88%	5/31/2026	14,232		14,411
	U.S. Treasury Note/Bond 3.75 08/31/2026	3.75%	8/31/2026	17,461		17,546
	Ford Credit Auto Owner Trust 4.11 07/15/2030	4.11%	7/15/2030	5,574		5,487
	Hyundai Auto Receivables Trust 4.44 01/15/2031	4.44%	1/15/2031	2,112		2,099
	U.S. Treasury Note/Bond 4.125 11/30/2031	4.13%	11/30/2031	3,850		3,781
	Total Reinsurance Group of America Contract No. RGA00084					$303,889

	Royal Bank of Canada Contract No. Citigroup01
	CARMX 2022-4 A3	5.34%	8/16/2027	676		680
	CARMX 2024-1 A2A	5.30%	3/15/2027	894		897
	CASH COLLATERAL CME RDR USD	4.23%	12/31/1960	197		197
	CASH COLLATERAL FUT RDR USD	4.23%	12/31/1960	413		413
	CASH COLLATERAL LCH RDR USD	4.23%	12/31/1960	354		354
*	Collective U.S. Gov't STIF 15	4.41%	12/1/2030	390		390
	FH ARM 1Q1534 H15T1Y+223.1 10.274	6.98%	6/1/2037	278		287
	FN 793029 RFUCCT6M+159.2BP 10.869	6.91%	7/1/2034	123		125
	FNMA PASS THRU 20YR #888843	5.50%	3/1/2027	6		6
	FNMA PASS THRU 20YR #AE0787	5.50%	5/1/2028	15		15
	U S TIPS REPO	4.60%	1/2/2025	39,139		39,139
	VM CASH CCP CME RDR USD	4.46%	12/31/2060	36		36
	VM CASH CCP LCH RDR USD	4.46%	12/31/2060	33		33
	VM CASH FUT DOM RDR USD	4.36%	12/31/2060	109		109
	ADVENT HEALTH SYSTEM	2.95%	3/1/2029	1,067		974
	AMERICAN ELECTRIC POWER SR UNSEC	5.63%	3/1/2033	1,423		1,440
	AMERICAN HOMES 4 RENT SR UNSEC	4.25%	2/15/2028	890		870
	ANDREW W MELLON FOUNDATI UNSEC	0.95%	8/1/2027	2,135		1,950
	ANTHEM INC SR UNSEC	2.55%	3/15/2031	712		611
	AVANGRID INC SR UNSEC	3.80%	6/1/2029	1,067		1,012
	BANK OF AMERICA CORP SR UNSEC SOFR	1.66%	3/11/2027	890		857
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
BANK OF AMERICA CORP SR UNSEC SOFR	2.59%	4/29/2031	1,868		1,646
BARCLAYS PLC SR UNSEC SOFR	5.69%	3/12/2030	1,779		1,797
BAYER US FINANCE II LLC SR UNSEC 144A	4.38%	12/15/2028	712		685
BNP PARIBAS SR NON-PREFER 144A SOFR	3.05%	1/13/2031	1,334		1,191
BPCE SA SR NON PREF 144A SOFR	6.61%	10/19/2027	712		729
BROOKFIELD FINANCE INC SR UNSEC	4.35%	4/15/2030	1,423		1,373
CONSTELLATION EN GEN LLC SR UNSEC	5.60%	3/1/2028	890		907
CONSUMERS ENERGY CO 1ST MORTGAGE	4.90%	2/15/2029	534		535
DELL INT LLC / EMC CORP	4.90%	10/1/2026	534		536
DEUTSCHE BANK NY SOFR	3.04%	5/28/2032	1,779		1,526
EMORY UNIVERSITY UNSEC	2.14%	9/1/2030	2,313		2,017
EQUITABLE FINANCIAL LIFE SEC 144A	1.80%	3/8/2028	1,245		1,127
FLORIDA POWER & LIGHT 1ST MTG	2.45%	2/3/2032	1,067		901
GOLDMAN SACHS GROUP INC SR UNSEC	3.85%	1/26/2027	1,601		1,572
HSBC HOLDINGS PLC SR UNSEC TSFR3M	4.58%	6/19/2029	1,672		1,639
ING GROEP NV SR UNSEC	4.05%	4/9/2029	890		855
JPMORGAN CHASE & CO SR UNSEC TSFR3M	4.01%	4/23/2029	3,024		2,934
LLOYDS BANKING GROUP PLC SR UNSEC	4.55%	8/16/2028	534		524
MASSMUTUAL GLOBAL FUNDIN SEC 144A	4.50%	4/10/2026	1,512		1,512
MIZUHO FINANCIAL GROUP SR UNSEC 144A	3.48%	4/12/2026	534		525
MORGAN STANLEY SR UNSEC SOFR	5.32%	7/19/2035	2,224		2,189
NATIONAL RURAL UTIL COOP SR UNSEC	4.80%	3/15/2028	534		535
NATWEST GROUP PLC SR UNSEC	5.85%	3/2/2027	1,245		1,258
NOMURA HOLDINGS INC SR UNSEC	3.10%	1/16/2030	1,423		1,285
NSTAR ELECTRIC CO SR UNSEC	5.60%	10/1/2028	712		719
NVR INC SR UNSEC	3.00%	5/15/2030	1,423		1,285
OLYMPUS CORP SR UNSEC 144A	2.14%	12/8/2026	1,779		1,689
PACIFIC GAS & ELECTRIC	3.00%	6/15/2028	498		467
PINNACLE WEST CAPITAL SR UNSEC	1.30%	6/15/2025	1,423		1,400
PROLOGIS TARGETED US SR UNSEC 144A	5.25%	4/1/2029	356		360
RGA GLOBAL FUNDING SEC 144A	2.00%	11/30/2026	1,779		1,693
SANTANDER UK GROUP HLDGS SR UNSEC SOFR	2.90%	3/15/2032	1,779		1,523
SEATTLE CHILDREN HOSP UNSEC	1.21%	10/1/2027	1,601		1,459
SOUTHERN CAL EDISON 1ST MTGE	5.65%	10/1/2028	534		546
SOUTHERN CALIF GAS CO SR UNSEC	2.95%	4/15/2027	2,135		2,054
STANDARD CHARTER SR UNSEC 144A	2.68%	6/29/2032	890		748
SUMITOMO MITSUI FINL GRP SR UNSEC	2.13%	7/8/2030	1,423		1,218
SUTTER HEALTH UNSEC	3.70%	8/15/2028	2,135		2,050
SYSTEM ENERGY RESOURCES 1ST	5.30%	12/15/2034	534		523
UBS GROUP AG SR UNSEC 144A SOFR	4.19%	4/1/2031	1,779		1,683
UPMC SEC	5.04%	5/15/2033	1,512		1,489
WELLS FARGO & COMPANY SR UNSEC TSFR3M	2.88%	10/30/2030	801		723
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
WELLS FARGO & COMPANY SR UNSEC SOFR	5.50%	1/23/2035	1,334		1,331
FIN FUT SOFR 90DAY CME (RED) 03/17/26	—%	3/18/2026	28,465		27,342
FIN FUT US 10YR CBT 03/20/25	6.00%	3/21/2025	(1,779)		(1,935)
FIN FUT US 2YR CBT 03/31/25	6.00%	4/1/2025	52,304		53,771
FIN FUT US 5YR CBT 03/31/25	6.00%	4/1/2025	8,539		9,078
FIN FUT US ULTRA 10YR CBT 03/20/25	6.00%	3/21/2025	(534)		(594)
FIN FUT US ULTRA 30YR CBT 03/20/25	6.00%	3/21/2025	(5,159)		(6,135)
RFR USD SOFR/3.30000 12/02/24-4Y* CME	3.30%	2/28/2029	(1,423)		41
RFR USD SOFR/3.30000 12/02/24-7Y* CME	3.30%	6/30/2031	(534)		23
RFR USD SOFR/3.32826 09/03/24-7Y* CME	3.33%	4/30/2031	(178)		7
RFR USD SOFR/3.43091 09/03/24-7Y* LCH	3.43%	4/30/2031	(356)		12
RFR USD SOFR/3.51042 09/03/24-4Y* LCH	3.51%	11/30/2028	(534)		10
RFR USD SOFR/3.51453 09/03/24-4Y* LCH	3.51%	11/30/2028	(712)		14
RFR USD SOFR/3.71000 03/03/25-7Y* LCH	3.71%	11/30/2031	(4,270)		83
RFR USD SOFR/3.74000 03/03/25-4Y* LCH	3.74%	5/31/2029	(3,380)		38
RFR USD SOFR/3.79000 03/03/25-7Y* LCH	3.79%	10/31/2031	(356)		5
RFR USD SOFR/3.83000 03/03/25-4Y* LCH	3.83%	5/31/2029	(2,846)		22
DCENT 2023-A2 A	4.93%	6/15/2028	890		896
FHLMC GOLD 30YR #Q3-7305	3.00%	11/1/2045	1,716		1,495
FHLMC GOLD 30YR GNT #G0-8693	3.50%	3/1/2046	20		18
FNMA PASS THRU 15YR #AL2222	3.00%	8/1/2027	48		47
FNMA PASS THRU 15YR #FM3869	3.00%	6/1/2035	171		161
FNMA PASS THRU 20YR #257047	5.50%	1/1/2028	16		16
FNMA PASS THRU 20YR #AD0912	5.50%	4/1/2029	61		62
FNMA PASS THRU 20YR #AL6938	5.50%	4/1/2030	2		2
FNMA PASS THRU 30YR #357908	5.50%	7/1/2035	15		16
FNMA PASS THRU 30YR #756202	5.50%	12/1/2033	13		13
FNMA PASS THRU 30YR #808040	5.50%	2/1/2035	204		207
FNMA PASS THRU 30YR #817640	5.50%	11/1/2035	210		213
FNMA PASS THRU 30YR #831356	5.50%	3/1/2036	107		108
FNMA PASS THRU 30YR #849299	5.50%	1/1/2036	184		186
FNMA PASS THRU 30YR #865433	5.50%	2/1/2036	11		11
FNMA PASS THRU 30YR #889561	5.50%	6/1/2038	136		136
FNMA PASS THRU 30YR #940765	5.50%	6/1/2037	79		79
FNMA PASS THRU 30YR #995759	5.50%	11/1/2038	306		307
FNMA PASS THRU 30YR #AD0963	5.50%	9/1/2038	24		24
FNMA PASS THRU 30YR #AL7579	5.50%	2/1/2042	112		113
FNMA PASS THRU 30YR #AS0924	5.00%	11/1/2043	1,154		1,138
FNMA PASS THRU 30YR #AU5386	3.00%	6/1/2043	2,447		2,157
FNMA PASS THRU 30YR #BV2616	3.00%	7/1/2052	12,161		10,342
FNMA PASS THRU 30YR #FM3241	3.00%	3/1/2050	1,234		1,061
FNMA PASS THRU 30YR #MA5495	4.50%	10/1/2054	1,052		990
FNMA PASS THRU 30YR #SD8265	4.00%	11/1/2052	21,341		19,548
GNMA II MULTPL SGL 30YR #MA4587M	4.00%	7/20/2047	363		340
GNMA II MULTPL SGL 30YR #MA4720M	4.00%	9/20/2047	795		743
GNMA II MULTPL SGL 30YR #MA7589M	2.50%	9/20/2051	7,156		5,980
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

		Interest	Maturity	Number of	Cost	Current
	Identity of issuer	rate	date	shares/units	value**	value
	DENVER SCHS-B-REF-TXB	4.24%	12/15/2037	1,245		1,155
	FL ST BRD ADMIN FIN-A	5.53%	7/1/2034	534		540
	LA LOCAL GOVT ENVRN-A	4.15%	2/1/2033	534		519
	LA LOCAL GOVT ENVRN-A	4.28%	2/1/2036	801		759
	NYC TRANSTNL FIN-C3	3.50%	11/1/2032	3,113		2,814
	SALES TAX SECURITIZTN	2.96%	1/1/2032	1,779		1,560
	TX NATURAL GAS SECZ	5.10%	4/1/2035	1,484		1,488
	TX ST TRANSN-1ST TIER	5.18%	4/1/2030	1,067		1,078
	U S TREASURY BOND	4.13%	8/15/2044	534		484
	U S TREASURY NOTE	4.13%	10/31/2026	7,116		7,101
	U S TREASURY NOTE	4.50%	3/31/2026	44,654		44,781
	U S TREASURY NOTE	4.13%	6/15/2026	4,981		4,973
	UNINVESTED CASH PLUS RECEIVABLES					1,483
	NET UNSETTLED TRADES					18
	NET FUTURES HELD					(81,527)
	BROKER CASH COLLATERAL RECEIVED					(259)
	Total Royal Bank of Canada Contract No. Citigroup01					$218,311

	Voya Retirement Ins & Annuity Co 60266
	1-3 Year Credit Bond Index Fund			986		$13,869
	Asset-Backed Securities Index Fund			1,385		55,538
	Commercial Mortgage-Backed Securities Index Fund			662		21,718
	GOV1-3A (#101089)			317		41,685
	Intermediate Government Bond Index Fund			837		39,073
	Intermediate Term Credit Bond Index Fund			1,640		105,903
	Mortgage-Backed Securities (MBS) Index Fund			1,310		69,514
	Total Voya Retirement Ins & Annuity Co 60266					$347,300
	Total Synthetic guaranteed invesment contracts:					$1,442,261
	Total Investments					$49,005,708

*	Participant loans	4.25% to 9.25%			$0	603,564

	Other investment liabilities
	Payable In Canadian Dollar					$(10)
	Payable In Danish Krone					(402)
	Payable In Euro					(2,118)
	Payable In Hong Kong Dollar					(309)
	Payable In Japanese Yen					(289)
	Payable In Norwegian Krone					(11)
	Payable In Pound Sterling					(1,593)
	Payable In Swiss Franc					(183)
	Payable In U.S. Dollar					$(17)
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

CITI RETIREMENT SAVINGS PLAN FOR PUERTO RICO
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
EIN: 66-0177415 Plan No. 002
December 31, 2024

	Interest	Maturity	Number of	Cost	Current
Identity of issuer	rate	date	shares/units	value**	value
Total Other investment liabilities					$(4,932)
Totals					$49,604,340
*Party-in-interest, as defined by ERISA
**The cost of participant-directed investments is not required to be disclosed
See accompanying Report of Independent Registered Public Accounting Firm

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

Citi Retirement Savings Plan for Puerto Rico

By: /s/ Sara Wechter
Sara Wechter
Human Resources Officer

Date: June 27, 2025

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

23.1*	Consent of KPMG LLP

______________________
* Filed herewith.